UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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TRANSDIGM GROUP INC.

Notice of 2025 Annual Meeting of Shareholders

AND PROXY STATEMENT

Message from Our CEO

Dear Fellow Shareholders,
On behalf of our Board of Directors, I want to thank you for your continued investment in TransDigm. As you know, TransDigm is focused on creating long-term “private equity like” returns for our shareholders. We accomplish this by acquiring, owning, and operating proprietary aerospace businesses with significant aftermarket content. Our continued execution of our value-based operating methodology enabled us to deliver strong financial results in FY 2024.
These financial results were bolstered by our sound corporate governance and executive compensation program. We have continued to enhance our corporate governance and compensation practices by implementing changes that were responsive to feedback from shareholders like you. We look forward to continuing to engage with our shareholders.

2024 Business Performance
We continued to achieve steady, long-term growth in sales and improvements in operating performance in FY 2024. In FY 2024, we generated net sales of $7.9 billion and EBITDA As Defined of $4.2 billion, representing 21% and 23% growth, respectively. We also closed over $2.3 billion in acquisitions, making FY 2024 our second most acquisitive year. We are pleased to welcome the CPI Electron Device Business, Raptor Scientific, and SEI Industries to TransDigm.
We remain committed to our operating methodology, key value drivers, effective cost management, and disciplined acquisition strategy. We look forward to the opportunity to continue creating value for our shareholders as we move into FY 2025.
Generation of Shareholder Value
In addition to deploying capital for accretive acquisitions, we returned value to our shareholders through a special dividend of $35.00 per share in FY 2024 for a total of approximately $1.9 billion. We were also pleased to generate value for our shareholders through an increase of approximately 73% in our share price over the course of FY 2024, which includes the $35.00 per share special dividend.
An Independent, Diverse, and Talented Board
We are fortunate to have a dedicated, diverse, and talented team of directors that provides strategic guidance and oversight to our leadership team. The Board has embraced the refreshed composition of its Committees, as well as the new role of Lead Independent Director ("LID”). We look forward to continuing to leverage the expertise of our Board in FY 2025 and beyond.
Shareholder Engagement and Responsiveness
In recent years, we have significantly increased our efforts to effectively engage with our valued shareholders on issues related to corporate governance, executive compensation, and other matters. We have learned a great deal from these interactions and have made numerous enhancements to our corporate governance and executive compensation programs as a result. Direct feedback received from our shareholders via engagement is an essential input into our corporate governance and executive compensation practices. We look forward to continued engagement with our shareholders in the future.
Overall, I am very pleased with our team's performance, the overall operating results for FY 2024, and the value we have created for shareholders. We believe that our consistent strategy will enable us to create long-term value for our shareholders and look forward to FY 2025.
On behalf of our leadership team and Board, I want to thank you for your continued confidence and investment in TransDigm.
Sincerely,
Kevin M. Stein
President and Chief Executive Officer

Message from the Lead Independent Director

Dear Fellow Shareholders,
It has been a little over a year since I was selected by my fellow Board members to serve as TransDigm’s first LID. In this role, I have partnered closely with both our Chief Executive Officer (“CEO”), Kevin Stein, and Chairman, Nick Howley, to ensure our Board remains in a strong position to support our executive team and serve on behalf of you, our shareholders.
As part of my responsibilities, I’ve had the opportunity to engage directly with shareholders covering a variety of topics. I, along with other members of our executive team, have shared with the Board your views on our strategy, our corporate governance practices, our Board composition, and our approach to executive compensation. Our enhanced shareholder engagement has yielded a better understanding of not only your feedback, but also the underlying reasons for it. On behalf of the Board, thank you for sharing your perspectives and feedback. We greatly value hearing from you, and I hope to continue to strengthen the relationship between our Board and shareholders going forward.
It has been an exciting year for me as LID and an exciting year for TransDigm as it continues to focus on operational excellence and its disciplined acquisition strategy to create value for our shareholders. I look forward to continuing on this path together.
Thank you for choosing to invest in TransDigm.
Sincerely,
Robert J. Small
Lead Independent Director

Special Note Regarding Forward-Looking Statements
These proxy materials contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended.
These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; supply chain constraints; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; failure to complete or successfully integrate acquisitions; our indebtedness; current and future geopolitical or other worldwide events, including, without limitation, wars or conflicts and public health crises; cybersecurity threats; risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; our reliance on certain customers; the United States (“U.S.”) defense budget and risks associated with being a government supplier, including government audits and investigations; failure to maintain government or industry approvals; risks related to changes in laws and regulations, including increases in compliance costs; potential environmental liabilities; liabilities arising in connection with litigation; risks and costs associated with our international sales and operations; our ability to meet our goals relating to environmental, social and governance (“ESG”) opportunities, improvements and efficiencies; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s most recent Annual Report on Form 10-K (“2024 Form 10-K”) and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission (“SEC”). Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this proxy statement.

Notice of the Annual Meeting
of Shareholders to be held March 6, 2025
Notice is hereby given that the annual meeting of shareholders (“annual meeting”) of TransDigm Group Incorporated, a Delaware corporation, will be held at 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115, on Thursday, March 6, 2025, at 9:00 a.m., Eastern time, for the following purposes:

1	To elect ten director nominees to our Board of Directors;
2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2025;
3	To approve, on an advisory basis, the compensation of our Named Executive Officers (“NEOs”); and
4	To transact such other business as may properly come before the annual meeting.
Only shareholders of record at the close of business on January 10, 2025 will be entitled to notice of and to vote at the annual meeting or any adjournment of the annual meeting.
Your vote is important. Whether or not you plan to attend the annual meeting, please vote on the internet, by phone, or by completing and returning the enclosed proxy card.
By order of the Board of Directors,

Jessica L. Warren
General Counsel, Chief Compliance Officer, and Secretary
January 24, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 6, 2025.
The Proxy Statement and Proxy Card are available at http://www.transdigm.com/investor-relations/annual-proxy

Table of Contents

Message from our CEO
Message from the Lead Independent Director

Proxy Summary	1
Corporate Governance	10
Board Leadership Structure	10
Corporate Governance Policies and Practices	14
Responsible Stewardship & Role of the Board of Directors	14
Recent Corporate Governance Changes	15
Board Oversight of Risk Management	15
Annual Board and Committee Self-Evaluations	16
Code of Ethics	17
Transactions with Related Persons	18
Shareholder Engagement	19
Communications with the Board	23
Proposal 1 – Election of Ten Director Nominees to our Board of Directors	24
Director Candidates	25
Director Skills	25
Director Nominees for Election	27
Fiscal 2024 Director Compensation	32
Beneficial Ownership of Equity Securities of TransDigm	34
Other Named Executive Officers	35
Executive Compensation	36
Compensation Discussion and Analysis	36
2024 Compensation Program Modifications	40
2024 NEO Compensation	44
Shareholder Engagement Summary	54
Fiscal 2024 Summary Compensation Table	58
Fiscal 2024 Grants of Plan Based Awards	59
Outstanding Equity Awards at 2024 Fiscal Year-End	60
Option Exercises and Stock Vested in Fiscal 2024	61
Potential Payments Upon Termination or Change in Control as of September 30, 2024	61
CEO Pay Ratio	64
Pay Versus Performance	64
Audit Committee Report	68
Proposal 2 – Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2025	69
Proposal 3 – Approval, on an Advisory Basis, of the Compensation of our NEOs	71
Other Matters	73
Other Information	74
Security Ownership of Certain Beneficial Holders	74
General Information Regarding the 2025 Annual Meeting of Shareholders	75
Delinquent Section 16(a) Reports	78
Shareholder Proposals for the 2026 Annual Meeting	79
Appendix A	A-1

Proxy Summary
2025 Annual Meeting of Shareholders
This summary highlights the proposals to be acted upon at the annual meeting of shareholders (“annual meeting”), as well as selected executive compensation and corporate governance information described in more detail in this proxy statement.
Annual Meeting Details

Date & Time Thursday, March 6, 2025 9:00 a.m., Eastern time	Location 1350 Euclid Avenue, Suite 1600 Cleveland, Ohio 44115	Record Date January 10, 2025
Only shareholders of record as of the close of business on the record date are entitled to vote at the annual meeting. Proxy materials are first being sent or made available to shareholders on January 24, 2025.

Proposals		Recommendation of the Board	Page #

1	Election of ten director nominees to our Board of Directors	FOR each of the nominees	24
2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2025	FOR	69
3	Approval, on an advisory basis, of the compensation of our NEOs (“Say-on-Pay”)	FOR	71
Ways to Vote
For more detailed information, see the section entitled “How Can I Vote My Shares?” on page 77.

Online You may vote online prior to the annual meeting by visiting www.proxyvote.com	By Phone You may vote by calling 1-800-690-6903 and, entering your control number found in your Notice of Internet Availability of Proxy Materials	By Mail If you requested printed copies of the proxy materials, you may vote by mail	In Person You may also vote in person at the annual meeting

TransDigm Group Incorporated	2025 Proxy Statement 1

Proxy Summary
Board Composition
The current composition of the Board and its committees is as follows:

Name	Age	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee

David A. Barr	61
Jane M. Cronin	57
Michael Graff	73
Sean P. Hennessy	67
W. Nicholas Howley, Chairman	72
Gary E. McCullough	66
Michele L. Santana	54
Robert J. Small, LID	58
Kevin M. Stein, President and CEO	58
Jorge L. Valladares III	50

   Chair Member
Composition of our Board

Board Independence 80% 8 of our 10 Directors are independent	Board Diversity 40% of our Directors are female or racially diverse

Committee Tenure >33% On average, more than 33% of our committee members have served for approximately 1 year.	Director Age 61.6 years The average age of our Directors is 61.6 yrs.

2 2025 Proxy Statement	TransDigm Group Incorporated

Proxy Summary
2024 Business Highlights

Net Sales Up 21% $7,940 Million, Up 21% from FY 2023 ($6,585M)	Net Income from Continuing Operations Up 32% $1,715 Million, Up 32% from FY 2023 ($1,299M)	GAAP Earnings Per Share Up 16% $25.62 Per Share, Up 16% from FY 2023 ($22.03 per share)

EBITDA As Defined (1) Up 23% $4,173 Million, Up 23% from FY 2023 ($3,395M)	Adjusted Net Income (1) Up 33% $1,966 Million, Up 33% from FY 2023 ($1,477M)	Adjusted Earnings Per Share (1)(2) Up 32% $33.99 Per Share, Up 32% from FY 2023 ($25.84 per share)

(1)EBITDA, EBITDA As Defined, EBITDA As Defined margin, Adjusted Net Income, and Adjusted Earnings Per Share are all non-GAAP financial measures. See Appendix A for reconciliations of income from continuing operations to EBITDA, EBITDA As Defined, and Adjusted Net Income.
(2)Adjusted Earnings Per Share is calculated by taking TransDigm’s Adjusted Net Income and dividing it by the Total Outstanding Shares for Basic and Diluted Earnings Per Share. Total Outstanding Shares for Basic and Diluted Earnings Per Share are disclosed in Appendix A.

We delivered record results in FY 2024. TransDigm’s growth in net sales and improvements in operating performance are driven by our competitive strengths and through execution of our value-driven operating strategy. Management’s consistent application of this approach resulted in the following improvements over FY 2023 performance:
•21% increase in net sales to $7,940 million
•32% increase in net income from continuing operations to $1,715 million
•16% increase in earnings per share from continuing operations of $25.62
•23% increase in EBITDA As Defined of $4,173 million
•Increased EBITDA As Defined margin to 52.6%, compared to 51.6% in FY 2023
•Declaration of a $35.00 per share special dividend which equates to approximately $1.9 billion in returned capital to our shareholders
•73% increase in share price, including dividends, in FY 2024
•Strong operating cash flow generation of $2.0 billion and ending FY 2024 with a cash balance of $6.3 billion
•Successfully deploying over $2.3 billion in capital for acquisitions, including the CPI Electron Device Business, Raptor Scientific, and SEI Industries
•Refinanced approximately $16 billion of debt, representing over 60% of TransDigm’s 2024 gross debt, extended the maturity dates of our debt to optimize our capital structure mix of debt and equity, and raised approximately $5 billion of incremental new debt used primarily for FY 2024 acquisitions, an October 2024 (FY 2025) $75.00 per share special dividend payment, and other general corporate purposes

TransDigm Group Incorporated	2025 Proxy Statement 3

Proxy Summary

31 Years of Growth and Improving Margins
18%	FY 1993 – 2024 Net Sales compound annual growth rate (“CAGR”) since TransDigm’s formation in 1993
21%	FY 1993 – 2024 EBITDA As Defined CAGR since TransDigm’s formation in 1993
53%	EBITDA As Defined margin has improved to almost 53% in 2024 compared to 20% in 1993
Commercial aerospace market trends remained favorable as the industry continued to recover and progress towards normalization throughout 2024. Global air traffic increased in FY 2024, and demand for air travel remained high. During FY 2024, global air traffic levels surpassed FY 2019 (pre-pandemic), and air traffic is expected to expand further in FY 2025. We were also encouraged in FY 2024 by the steadily increasing aircraft production & production build rates and continued strong airline demand for new aircraft.
During FY 2024, TransDigm’s management team stayed committed to our proven operating strategy and remained focused on our value drivers, including careful management of our cost structure. This disciplined focus allowed us to continue building value for TransDigm’s investors and all other stakeholders.
Executive Compensation Program Overview
Last year, shareholders representing 68.8% of our shares outstanding supported our executive compensation program. This was the highest level of shareholder support that we have received since 2017. We appreciate the support for our executive compensation program and the acknowledgment of the numerous changes we made in FY 2023 and over prior years. We believe our executive compensation program is strongly aligned with our shareholder’s interests.
This year, we believe our executive compensation program is even further aligned with the interests of our shareholders. As discussed more thoroughly later in the proxy, we did not exercise any pay out or vesting discretion in our executive compensation decisions. In addition, our executive compensation is well-aligned with our company’s performance. Our share price was up approximately 73% between September 30, 2023 and September 30, 2024, which includes the $35.00 per share special dividend. Total CEO compensation decreased approximately 10% over that same period from approximately $23.9M in FY 2023 to $21.4M in FY 2024.
(1)Includes $35.00 per share special dividend paid in November 2023

4 2025 Proxy Statement	TransDigm Group Incorporated

Proxy Summary
Our Executive Compensation Program is Heavily Weighted Towards Performance-Based Compensation
CEO Compensation
More than 93% of our CEO’s total compensation is at-risk, performance-based compensation. The compensation of our remaining NEOs is similarly linked to shareholder interests with more than 93% of their total compensation, on average, constituting at-risk, performance-based compensation. Nearly 74% of our CEO’s compensation is in the form of long-term, performance-based option awards. On average, nearly 64% of the compensation of the remaining NEOs is in the form of long-term, performance-based option awards.
NEO Compensation

CEO Pay Mix Target	Average Other NEO Pay Mix Target

Base Salary	Target Annual Cash Incentive	All Other Compensation	Long-Term Equity Award
Our NEOs Do Not Realize Compensation from Equity Awards Unless Options Both Vest and Our Share Price Appreciates
In order for our NEOs to derive compensation from their option awards, two conditions must be satisfied. First, the options must vest. TransDigm must achieve a 17.5% growth rate of our Annual Operating Performance per Diluted Share (“AOP”) metric for options to fully vest. This growth rate is on par with high-performing private equity firms. If our AOP achievement is less than 10%, our options do not vest. A more fulsome discussion of the AOP metric and option vesting is on page 50.
Second, the stock price must increase in order for our NEOs to realize any compensation from their options. If the stock price does not exceed the grant price of the options, they have no value. We believe this creates strong alignment between our NEOs and our shareholders.

TransDigm Group Incorporated	2025 Proxy Statement 5

Proxy Summary
Components of Our Executive Compensation Program
Below is an overview of the three primary components of our executive compensation program, including how the programs incentivize performance.

Base Salary
Fixed element of annual compensation
On average, accounts for 10% or less of NEO total compensation
Modest increases for Mr. Stein and Mr. Lisman. Salary increases for Ms. Wynne, Mr. Reiss, and Ms. Warren were more significant due to their position changes

Target Annual Cash Incentive
Short-term cash incentive with variable payout opportunities
On average, accounts for less than 10% of NEO compensation
No upward payout discretion was used for any of the NEOs
Robust and equally weighted targets of 51.0% EBITDA As Defined margin and $4.076B EBITDA As Defined dollars
We exceeded target goals for both EBITDA As Defined margin and EBITDA As Defined dollars in FY 2024

Long-Term Equity Awards
Long-term equity incentives in the form of performance-based stock options with multi-year vesting schedules
Long-term equity awards remain 100% at-risk and performance-based
The Compensation Committee has a policy that it will not use discretion in vesting performance-based options
Full vesting requires 17.5% compound annual growth of AOP, which aligns performance with top performing private equity funds

Starting in FY 2025, all NEOs will shift to annual extension option awards. Mr. Stein’s annual extension option awards vest in year 5. The remainder of the NEOs’ annual extension option awards vest equally in years 4 and 5

6 2025 Proxy Statement	TransDigm Group Incorporated

Proxy Summary
Recent Executive Compensation Changes
We have made significant changes to our executive compensation program over the past several years in response to feedback from our shareholders. We believe the result of these changes is an executive compensation program that is exceptionally aligned with our shareholders. Below is an overview of the various changes we have made in recent years.

2024

- No payout or vesting discretion utilized in executive compensation program
- Enhanced disclosure of executive compensation program
- Started granting remaining NEO options annually
- Revised modified “Rule of 70” retirement language in option award agreements

2023

- Refreshed peer group to more effectively evaluate FY 2024 executive compensation
- Increased stock ownership guidelines for our NEOs
- Incorporated double trigger change in control provisions for NEO option grants
- Adopted a clawback policy

2022

- Implemented elimination of overlapping AOP metric for annual cash incentive and long-term equity incentive
- Enacted a strike price reduction in lieu of cash dividend equivalent (“DEP”) payments for directors
- Started granting Mr. Lisman option awards annually

2021

- Started granting directors option awards annually
- Adopted a policy prohibiting discretion in future vesting of performance-based options.
- Adopted a policy prohibiting discretionary amendments to any then current-year performance targets
- Limited AOP carryforward / carryback amount to $100

TransDigm Group Incorporated	2025 Proxy Statement 7

Proxy Summary
Shareholder Feedback and Responsive Changes
In FY 2024, we requested meetings with 48 of our top 56 shareholders, representing over 71% of our outstanding common stock. Additionally, throughout FY 2024, there were two other shareholders, representing less than one-half percent of our outstanding common stock, that proactively reached out to us for an engagement meeting, which TransDigm accepted. We held 49 meetings with 34 of our shareholders to obtain their feedback on our executive compensation program and corporate governance. We have taken action in response to over 80% of the feedback we received from our shareholders.

No Discretionary Equity Awards
We heard feedback from our shareholders criticizing the use of discretionary option awards. As a result, we did not issue any discretionary equity awards in FY 2024, as further described below in Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives.

No Upward Discretion Used in Annual Cash Incentive
Our shareholders provided feedback that they would prefer for positive payout discretion not to be used on the Annual Cash Incentive for our NEOs. We did not utilize any positive payout discretion on these Annual Cash Incentives in response to this feedback.

Continued Enhancement of Our Investor Outreach Program	We continue to bolster our formal year-round shareholder engagement program, increasing the number of shareholder feedback meetings by almost 33% compared to FY 2023.
Increased Shareholder Responsiveness	We have taken actions in response to over 80% of feedback received from our shareholders.
Enhanced Compensation Program Disclosure
We continue to enhance the disclosure of our executive compensation program, including how our option compensation creates strong alignment between our NEOs and shareholders and additional details regarding the mechanics of our option grants.

Use of Refreshed Peer Group	We have implemented our new peer group which we believe is more reflective of our business.
Adoption of a Modified “Rule of 70” for Continued Vesting
We heard from our shareholders that they would prefer that the Company not use discretion in vesting the options of retiring NEOs. We adopted retirement vesting criteria that is more robust as it treats age and tenure more equitably by considering the sum of years of service and age.

For a detailed discussion of our shareholder outreach program, see the section entitled “Shareholder Engagement” beginning on page 19.

8 2025 Proxy Statement	TransDigm Group Incorporated

Proxy Summary
2024 ESG Highlights
In 2024, we also made strides towards our goal of reducing our Scope 1 and Scope 2 greenhouse gas (“GHG”) emissions by 50% by 2031. We committed to this reduction in March 2022 with FY 2019 as our base year that we will compare against and are making progress towards our emissions reduction goal. Our operating units continue to evaluate ways to reduce energy and water consumption and lower our GHG emissions through energy efficiency measures, the purchase of green power, and other actions.
Our ESG initiatives are a priority and we are dedicated to continuous improvement as we build on our efforts. Our approach continues to evolve as we look for opportunities to expand our ESG initiatives. We firmly believe that we can continue to be financially successful while operating more sustainably and responsibly.
2024 ESG highlights include:
•Adopted an overboarding policy for directors in 2024. The policy allows TransDigm Board directors that are our NEOs to serve on one board (exclusive of TransDigm), while non-NEO directors can serve on a total of three boards (inclusive of TransDigm). Overall shareholders were pleased with the policy and the conservative approach to the number of boards permitted for both NEO and non-NEO directors.
•Received the Corporate Beacon Award from the Rochester Institute of Technology (RIT) in recognition of TransDigm’s work to enhance diversity and inclusion both on and off the RIT campus;
•Continued to expand the Doug Peacock Scholarship Program that provides educational opportunities to underrepresented students pursuing careers in engineering or business;
•Committed over $1 million in support of programs at Cleveland State University to advance education and innovation including the establishment of the TransDigm Group Manufacturing Training Laboratory;
•Achieved progress towards our GHG reduction goal - total Scope 1 and Scope 2 emissions are currently below our baseline year of FY 2019; and
•TransDigm operating units worked to evaluate and/or implement actions to lower GHG emissions including:
◦Renewable energy sources, including solar power, hydropower and wind power;
◦LED lights or motion sensing lights;
◦Higher efficiency HVAC units; and
◦Other energy efficient building upgrades such as tinted windows, skylights, stucco coatings, improved insulation, and programmable thermostats.

TransDigm Group Incorporated	2025 Proxy Statement 9

Corporate Governance
This section describes the role and structure of TransDigm’s Board and our corporate governance framework.
Board Leadership Structure
TransDigm’s Board consists of a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. The Chairman, which is separate from the CEO role, oversees the Board to ensure that it is functioning effectively and serving the interests of our shareholders. The Board believes that its current leadership structure, in which the roles of Chairman and CEO are separated, best serves the Board’s ability to carry out its roles and responsibilities on behalf of TransDigm’s shareholders, including its oversight of management. The Board also believes this structure allows our CEO to drive the performance and strategic vision of TransDigm, while leveraging our Chairman’s experience and ability to drive accountability at the Board level. In FY 2024, TransDigm also added the role of LID to further foster the role of independent directors on the Board and strengthen the Board’s alignment with its shareholders.
The Board has determined this structure enables the Board and its committees to carry out their roles and responsibilities effectively.
The Board has determined that all Board members, other than Messrs. Stein and Valladares, are independent under applicable rules of the New York Stock Exchange (“NYSE”). The Board also determined that Messrs. Mervin Dunn and John Staer, each of whom retired from the Board effective October 26, 2023, were independent under applicable NYSE rules. Mr. Howley was last employed by the Company in August 2021 and therefore has not been an employee of the Company for more than three years. The Board, excluding Mr. Howley, considered his independence and determined that he is independent under the applicable NYSE rules. Mr. Howley does not serve on any NYSE-required committees.
The Board has determined that all members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent under applicable NYSE and SEC rules for committee memberships and that each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Exchange Act.
Role of the Lead Independent Director
The LID functions as an important conduit for communications between the independent directors and TransDigm’s management. The LID role is designed to help ensure that the interests of TransDigm’s shareholders are being served. Since late 2023, Mr. Small has served as the LID. In furtherance of these goals, the LID has the following roles and responsibilities:

•Review, advise, and set board meeting agendas and schedules, including to help assure that there is sufficient time allocated for discussion of all agenda items
•Suggest to the Chairman agenda items for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board
•Call and preside over executive sessions
•Facilitate communications and act as a liaison between non-independent directors and the Chairman and management
•Preside at board meetings in the absence of the Chairman

•Consult and communicate with major shareholders as requested
•Lead the Board and director evaluation process with support of the Chair of the Nominating and Corporate Governance Committee
•Provide input on the design of the Board, including Board and committee composition, size, membership, leadership, structure, and oversight responsibilities, as part of the Board’s and the Nominating and Corporate Governance Committee’s periodic review of such matters
•Act as a resource for, and counsel to, the Chairman

10 2025 Proxy Statement	TransDigm Group Incorporated

Corporate Governance

Board Independence 80% 8 of our 10 Directors are independent	Board Diversity 40% of our Directors are female or racially diverse

Committee Tenure >33% On average, more than 33% of our committee members have served for approximately 1 year.	Director Age 61.6 years The average age of our Directors is 61.6 yrs.

Each committee operates under a written charter adopted by the Board, each of which is available on our website at www.transdigm.com/investor-relations/corporate-governance/. The current composition of the Board and its committees is as follows:

Name	Age	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee

David A. Barr	61
Jane M. Cronin	57
Michael Graff	73
Sean P. Hennessy	67
W. Nicholas Howley, Chairman	72
Gary E. McCullough	66
Michele L. Santana	54
Robert J. Small, LID	58
Kevin M. Stein, President and CEO	58	X
Jorge L. Valladares III	50	X
   Chair Member

TransDigm Group Incorporated	2025 Proxy Statement 11

Corporate Governance

Audit Committee
Responsibilities
The Audit Committee oversees issues regarding accounting and financial reporting processes and audits of TransDigm’s financial statements; assists the Board in monitoring the integrity of TransDigm’s financial statements, compliance with legal and regulatory requirements, independent auditor’s qualifications, and independence and the performance of TransDigm’s internal audit function and independent auditors; is responsible for the appointment, compensation, retention, termination, and oversight of the work of TransDigm’s independent auditors; and provides a forum for consideration of matters relating to audit issues, enterprise risk management, and cybersecurity.
Each Audit Committee member is independent under NYSE listing standards and as such term is defined in Rule 10A-3(b)(1). The Board has also determined that Mr. Hennessy, Ms. Santana, and Ms. Cronin each qualify as an “audit committee financial expert.”

Members Sean P. Hennessy (Chair) Jane M. Cronin Michele L. Santana

Meetings 8

Compensation Committee
Responsibilities
The Compensation Committee discharges the Board’s responsibilities relating to compensation of TransDigm executives and directors; oversees TransDigm’s compensation and employee benefit plans and practices; and has sole discretion concerning administration of TransDigm’s stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards, and the time at which awards will be granted, other than awards to directors, which are approved by the full Board. To the extent permitted under NYSE listing standards and applicable law, the Compensation Committee may delegate its power and authority as it deems appropriate to subcommittees of no fewer than two members that it may form from time to time. The Compensation Committee may also delegate certain of its authority pursuant to the terms of TransDigm’s stock option plans to one or more officers or other employees of TransDigm, subject to NYSE listing standards, applicable law, and the terms of such plans. For a description of the Compensation Committee’s processes and procedures, including the roles of its independent compensation consultant and the CEO in support of the Compensation Committee’s decision-making process, see the section entitled “Compensation Discussion and Analysis” beginning on page 36.
Each Compensation Committee member is independent under NYSE listing standards, and a “non-employee director” as defined in Section 16(b) of the Exchange Act. In determining independence, the Board affirmatively determined that none of the Compensation Committee members has a relationship with TransDigm that is material to his ability to be independent from management in connection with his duties on the Compensation Committee.

Members David A. Barr (Chair) Gary E. McCullough Robert J. Small

Meetings 5

12 2025 Proxy Statement	TransDigm Group Incorporated

Corporate Governance

Nominating and Corporate Governance Committee
Responsibilities
The Nominating and Corporate Governance Committee’s duties and responsibilities include overseeing and assisting the Board in identifying and recommending nominees for election as directors; recommending to the Board qualifications for committee membership, structure, and operation; recommending to the Board directors to serve on each committee; developing and recommending to the Board corporate governance policies and procedures; providing oversight with respect to corporate governance; leading the Board in its annual performance review of the Board and management; overseeing TransDigm’s succession planning; and overseeing TransDigm’s ESG initiatives.
Each Nominating and Corporate Governance Committee member is independent under NYSE listing standards.
In accordance with its charter and TransDigm’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee has evaluated and recommended to the Board each of the nominees named in this proxy statement for election to the Board.

Members Gary E. McCullough (Chair) Jane M. Cronin Michael Graff Michele L. Santana

Meetings 4

Executive Committee	Responsibilities The Executive Committee possesses the power of the Board during intervals between Board meetings.

Members W. Nicholas Howley (Chair) Michael Graff Robert J. Small

The Executive Committee held no formal meetings during FY 2024.

TransDigm Group Incorporated	2025 Proxy Statement 13

Corporate Governance
Corporate Governance Policies and Practices
TransDigm’s governance framework is designed to foster principled actions, informed and effective decision-making, and appropriate monitoring of compliance and performance.

Separation of Chairman and CEO roles	We have a separate Chairman and CEO.
Lead Independent Director	We have appointed a LID to further alignment with shareholders and to align with market best practices.
New Overboarding Policy
We have revised our Corporate Governance Guidelines to include an overboarding policy that limits Board members, who are not NEOs, to serving on three public boards, inclusive of the Company’s Board. Any of our NEOs who serves on the Board may only serve on one public board, exclusive of the Company’s Board.

Retirement Policy	Directors are required to retire from the Board when they reach age 75 subject to waiver by the Board upon the recommendation of the Nominating and Corporate Governance Committee.
Proxy Access	Up to 20 shareholders owning at least 3% of outstanding common stock continuously for three years may nominate the greater of two directors or 20% of the Board seats.
Annual Director Elections	All directors are elected annually for a one-year term.
Prohibitions on Hedging, Pledging and Short Sales	We prohibit short sales, transactions in derivatives, hedging, and pledging of TransDigm securities by all directors, officers, and employees.
Stock Ownership Guidelines	We have robust equity ownership guidelines for our directors, officers, and management employees, including six times salary for the CEO and three times salary for the other NEOs.
Succession Planning	Our Board regularly reviews executive succession planning.
Responsible Stewardship & Role of the Board of Directors
TransDigm’s Board and corporate governance structure is designed to foster principled actions, informed and effective decision-making, and appropriate monitoring of compliance and performance, to ensure that the long-term interests of shareholders are being served. Directors are expected to take a proactive approach to ensure that TransDigm is committed to business success through the maintenance of high standards of responsibility and ethics. Our risk management program is designed to identify, assess, and prioritize our risk exposures across various timeframes, from the short term to the long term. Further, the enterprise risk management program and our disclosure controls and procedures are designed to appropriately escalate key risks to the Board, as well as analyze potential risks for disclosure.
TransDigm’s Board oversees the CEO and other senior management in the competent and ethical operation of TransDigm and ensures that the long-term interests of shareholders are being served.

14 2025 Proxy Statement	TransDigm Group Incorporated

Corporate Governance
TransDigm’s key corporate governance documents, including our Corporate Governance Guidelines, are available at www.transdigm.com/investor-relations/corporate-governance. The Board met four times during FY 2024. In FY 2024, non-executive and independent directors met in executive session after each regularly scheduled Board meeting. Each member of the Board who served during FY 2024 attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and each committee of the Board on which such member served during FY 2024.
The Board does not hold a meeting on the date of our annual shareholder meeting, and we have not established a policy regarding director attendance at the annual meeting. One director attended the 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). No non-employee shareholders attended the 2024 Annual Meeting.
Recent Corporate Governance Changes
We have made significant changes to our corporate governance over the past several years in response to shareholder feedback and market best practices. We believe the result of these corporate governance changes ensure that the Board is well-positioned to fulfill its role and serve the long-term interests of shareholders. Below is an overview of the various changes we have made in recent years.
Board Oversight of Risk Management
The Board believes that evaluating the executive team’s management of the risks confronting TransDigm is one of its most important areas of oversight. In carrying out this responsibility, the Board is assisted by each of its committees that considers risks within its areas of responsibility and apprises the full Board of any significant risks and management’s response to those risks. The Board has retained primary oversight of certain areas of risk and management’s response, including corporate strategy. While the Board and its committees exercise oversight of risk management, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees.
Our risk management program is designed to identify, assess, and prioritize our risk exposures across various timeframes, from the short term to the long term. Further, the enterprise risk management program and our disclosure controls and procedures are designed to appropriately escalate key risks to the Board as well as analyze potential risks for disclosure.

TransDigm Group Incorporated	2025 Proxy Statement 15

Corporate Governance
Areas of Board and Committee Oversight in FY 2024

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Full Board of Directors

Corporate Strategy
Enterprise Risk Management
Cybersecurity
Legal and Regulatory Compliance
ESG
Diversity and Inclusion
Succession Planning
Human Capital Management
Corporate Governance
Audit Committee’s Role in Oversight of Risk Management
The Audit Committee is charged with the primary responsibility for overseeing enterprise risk management. In accordance with this responsibility, the Audit Committee reviews and discusses with management its program to identify, assess, monitor, manage, and mitigate TransDigm’s significant business risks, including financial, operational, cybersecurity, business continuity, tax, legal and regulatory compliance, and reputational risks.
Compensation Committee’s Role in Oversight of Risk Management
The Compensation Committee has the primary responsibility to oversee risks related to our compensation programs. In establishing and reviewing our compensation programs, the Compensation Committee evaluates whether the design and operation of our compensation programs and policies encourage our executive officers or our other employees to take unnecessary or excessive risks. The Compensation Committee concluded that TransDigm’s compensation programs and policies provide an effective and appropriate mix of incentives to help ensure performance is focused on long-term shareholder value creation and do not encourage short-term risk taking at the expense of long-term results or create risks that are reasonably likely to have a material adverse effect on TransDigm.
Nominating and Corporate Governance Committee’s Role in Oversight of Risk Management
The Nominating and Corporate Governance Committee has the primary oversight responsibility of our initiatives related to diversity and inclusion and ESG, including sustainability. In accordance with this responsibility, the Nominating and Corporate Governance Committee annually assesses our ESG risks. The Nominating and Corporate Governance Committee also works with the Board to nominate and evaluate potential successors to the CEO position and provide an annual report to the Board concerning succession planning.
Annual Board and Committee Self-Evaluations
The Board conducts an annual self-evaluation that is designed to evaluate the performance of the Board. In particular, the self-evaluation is designed to obtain feedback on topics such as Board composition, effectiveness of communication, and accountability to TransDigm’s shareholders. In addition, the assessment seeks feedback on potential opportunities to enhance the effectiveness of the Board, including content to include in Board meetings and continued education. The results of the self-assessment are shared with the Board and are considered for implementation.
In addition, each of the Audit, Compensation, and Nominating and Corporate Governance Committees conducts its own annual self-evaluation and reports the results to the Board. Discussion topics include, among others, Board and committee composition and leadership, meeting effectiveness, appropriateness of agenda topics and information, access to management and outside auditors, and succession planning.

16 2025 Proxy Statement	TransDigm Group Incorporated

Corporate Governance
Our LID and Nominating and Corporate Governance Committee Chair also serve as conduits to the Chairman regarding any concerns about a Board member’s performance of their duties. This enables any such concerns to be addressed quickly and effectively.

Code of Ethics
We are committed to integrity and ethical behavior and have adopted a Code of Business Conduct and Ethics, a Code of Ethics for Senior Financial Officers, and a Whistleblower Policy. Each of these documents is posted on TransDigm’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any shareholder in writing upon request to TransDigm.
We have a Code of Business Conduct and Ethics that reflects TransDigm’s commitment to honesty, integrity, and the ethical behavior of our employees, officers, directors, and agents. The Code of Business Conduct and Ethics governs the actions, interactions, and working relationships of our employees, officers, directors, and agents with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom we have contact. The Code of Business Conduct and Ethics sets forth the expectation that employees, officers, directors, and agents will conduct business legally and addresses conflict of interest situations, international trade compliance, protection and use of TransDigm assets, corporate opportunities, fair dealing, confidentiality, human rights, and reporting of illegal or unethical behavior. The Code of Business Conduct and Ethics expressly prohibits paying, offering, accepting, or soliciting bribes in any form, directly or indirectly. Only the Board or the Nominating and Corporate Governance Committee may waive a provision of the Code of Business Conduct and Ethics with respect to an executive officer or director. Any such waiver will be promptly disclosed on our website and as otherwise required by rule or regulation. There were no such waivers in FY 2024.

TransDigm Group Incorporated	2025 Proxy Statement 17

Corporate Governance
We also have a Code of Ethics for Senior Financial Officers that includes additional obligations for our senior financial officers (which includes our President and CEO, Co-Chief Operating Officers (“Co-COOs”), Chief Financial Officer (“CFO”), Corporate Controller, Treasurer, Vice President of Finance, Director of Internal Audit, Group Controllers, General Counsel, Operating Unit Presidents, and Operating Unit Vice Presidents of Finance). Only the Audit Committee or the Board may waive a provision of the Code of Ethics for Senior Financial Officers with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on our website and as otherwise required by rule or regulation. There were no such waivers or amendments in FY 2024.
We encourage employees to disclose alleged wrongdoing that may adversely impact TransDigm, its customers, or shareholders, fellow employees, or the public, without fear of retaliation. Our Code of Business Conduct and Ethics and Whistleblower Policy set forth procedures for reporting alleged financial and non-financial wrongdoing on a confidential and anonymous basis, a process for investigating reported acts of alleged wrongdoing, and a policy of non-retaliation. Reports may be made directly to a supervisor, human resources, operating unit management, executive management, the CFO, the Chief Compliance Officer, the Audit Committee, or Convercent, a third-party service retained on behalf of the Audit Committee. The Audit Committee Chair receives notices of complaints and oversees investigation of complaints of financial wrongdoing.
We continually assess our ethics program, including training opportunities, and modify as appropriate. Our managers and supervisors play an important role in reinforcing our policies and commitment to ethics by setting the example of ethical conduct and providing employees with continuous training, education, and resources that support the policies. Employees are encouraged to communicate concerns and contact the identified ethics resource contacts.
Transactions with Related Persons
The Board has the responsibility to review, approve, and ratify all related party transactions. Proposed transactions between TransDigm and related persons are submitted to the full Board for consideration on a case-by-case basis taking into account all relevant factors, including whether the terms and conditions are at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board, and the Board may approve or reject the transaction. All non-de-minimis related party transactions, whether or not those transactions must be disclosed under applicable regulations, are approved by the Board pursuant to these policies and procedures. Although TransDigm’s policies and procedures for related party transactions are not in writing, the review, approval, and ratification of such transactions are documented in the minutes of the Board meetings.
Several of TransDigm’s Board members and executive officers serve as directors or executive officers of other organizations, including organizations with which TransDigm has commercial and charitable relationships. The Board has concluded that no director or executive officer had a direct or indirect material interest in any such relationships during FY 2024 and through the date of this proxy statement.

18 2025 Proxy Statement	TransDigm Group Incorporated

Corporate Governance
Shareholder Engagement
In FY 2023, we made a number of significant changes to both of corporate governance and compensation programs in response to feedback obtained from our shareholders. In addition, we substantially enhanced our shareholder engagement program by engaging with our shareholders throughout the year instead of just before our annual meeting. We believe this engagement has enabled us to be more connected and aligned with our shareholders. We were pleased to see a significant improvement in our FY 2023 Say-on-Pay results. Support for our Say-on-Pay proposal increased by 35% in FY 2023 to 68.8%. We look forward to continuing to engage with our shareholders to further enhance our alignment with them and to continue to improve our Say-on-Pay performance.
Improvement in Say-on-Pay Results

Percentage of Shareholders Voting for Say-on-Pay
68.8%
+35%
51.0%
FY 2022
FY 2023

We significantly increased our shareholder engagement in FY 2024, both in terms of the number of shareholder calls and when we solicit feedback from shareholders. We conducted over three times as many shareholder engagement calls as compared to FY 2022. We have established a more robust and formalized shareholder engagement program in which we solicited feedback from our shareholders both before and after our 2024 Annual Meeting.

Continued Improvement in Shareholder Engagement

Number of Shareholder Engagement Calls
15
37
49
2022
2023
2024

TransDigm believes that dialogue with shareholders and key stakeholders affords our Board and leadership team valuable insights on the most important topics facing our business. We are committed to building our relationships with our shareholders, and we value their perspectives.

TransDigm Group Incorporated	2025 Proxy Statement 19

Corporate Governance
How We Engage
We engage with our shareholders throughout the year on the issues that matter to them and matters that are important to TransDigm. Members of our leadership team meet with investors in a variety of forums, including investor conferences, meetings, calls, and other events. Our executive team and Board regularly review shareholder feedback and evaluate the best ways to be responsive while considering the diverse views of all of our key stakeholders and staying true to our long-term vision and company culture.
Our shareholder engagement program enables us to better connect with our shareholders, particularly on issues that are not regularly addressed through traditional investor relations channels, such as corporate governance, executive compensation, and sustainability issues. The Board and TransDigm leadership team recognize the value that is derived from soliciting feedback from our shareholders.
Shareholder Engagement Process

20 2025 Proxy Statement	TransDigm Group Incorporated

Corporate Governance
2024 Engagement & Feedback
Despite a significant improvement in Say-on-Pay results (a nearly 18 percentage point increase) at the 2024 Annual Meeting, our leadership team and Board were not satisfied with the 68.8% approval our executive compensation plan received, and strive to better understand and address our shareholders’ perspectives. Building on last year’s efforts, our Board has been particularly focused on engaging with shareholders on executive compensation to ensure our compensation plan aligns with shareholder expectations while also motivating our leadership team to deliver the financial results our shareholders have come to expect.
Our engagement program not only includes outreach to shareholders leading up to the annual meeting, but a cycle of outreach mid-year (late summer to fall) to gather feedback subsequent to our annual meeting. Our formalized engagement program is also robust in our efforts to solicit feedback, including persistent follow-up to the shareholders contacted to ensure we are doing our best to engage with a significant portion of our shareholder base. Our engagement program is also designed to give shareholders the opportunity to voice their feedback whether it be positive or constructive.
Following the 2024 Annual Meeting, we reached out to 48 of our top 56 shareholders, which represent over 71% of our outstanding common stock. We conducted engagements with investors representing 66% of our outstanding common stock as result of this outreach. Engagements were led by senior leaders of TransDigm and included participation from Compensation Committee members and our LID for select engagements, including an in-person engagement with one of our largest shareholders.
Shareholder Outreach Efforts

TransDigm Group Incorporated	2025 Proxy Statement 21

Corporate Governance
2024 Feedback and Actions
We received valuable feedback in our conversations with shareholders, and many of our conversations focused specifically on our executive compensation program. Overall, the feedback we received from shareholders was positive. Shareholders recognized the extensive enhancements we have made to our executive compensation program, disclosure, and corporate governance practices in recent years and communicated their appreciation for our responsiveness to their concerns. While overall the conversations were positive, we received constructive feedback on how we can continue to improve. We also solicited feedback on key refinements we were considering. Below is a summary of the feedback that we received and our responses.

What We Heard	What We Did

Shareholder Engagement
Our shareholders recognize that we have expanded our shareholder engagement efforts in recent years. Shareholders are appreciative of our enhanced engagement efforts and responsiveness and believe we should maintain our current practices.
We are committed to maintaining our enhanced approach to shareholder engagement and being responsive on issues highlighted by our shareholders. Our engagement program not only includes outreach to shareholders leading up to the annual meeting, but a cycle of outreach mid-year (late summer to fall) to gather feedback subsequent to our annual meeting. Directors will continue to participate in select engagement with shareholders.
Corporate Governance
Shareholders praised the Company for the corporate governance enhancements in recent years, including the appointment of LID, refreshed committee composition, and more fulsome disclosure of corporate governance practices and board skills.
We will continue to engage with investors and regularly share their feedback with our Nominating and Corporate Governance Committee. We are committed to being responsive on consistent points of corporate governance feedback raised by investors.
Shareholders were interested in our ongoing board refreshment process, including how we are considering diversity in such process.	The Board is comprised of directors with diverse expertise and backgrounds, which we believe enables thoughtful decision-making. The Board is committed to identifying qualified female and minority candidates for consideration for the Board. The process of reviewing potential new Board members is ongoing to identify the appropriate candidate(s) for the future. Consistent with this commitment, four of the last five Board members added to the Board were either a female or a minority. We will continue to engage with our shareholders about the strategic evolution of our Board.
We requested feedback on the adoption of an overboarding policy for TransDigm directors. Though there wasn’t a single approach that all shareholders agreed upon, shareholders expressed support for the adoption of a policy.
TransDigm adopted an overboarding policy for directors in FY 2024. The policy allows TransDigm Board members that are NEOs to serve on one public company board (exclusive of TransDigm), while non-NEO directors can serve on a total of three boards (inclusive of TransDigm). Overall shareholders were pleased with the policy and the conservative approach to the number of boards permitted for both NEO and non-NEO directors.
Executive Compensation
Shareholders were supportive of the changes to our peer group composition for FY 2024.	We are pleased that shareholders were supportive of the changes in our peer group composition. The new peer group for FY 2024 reflects almost 60% turnover in composition. We have also implemented a formal process to regularly review the composition of the peer group.
Most shareholders expressed a belief that our executive compensation plan design aligns CEO and NEO pay with TransDigm performance and shareholders.	While the structure of our long-term incentive plan may look different than many other companies, it ultimately drives pay for performance alignment, which we recognize is a foundational tenet of how our shareholders evaluate Say-on-Pay. We will continue to solicit feedback from shareholders in the future.

22 2025 Proxy Statement	TransDigm Group Incorporated

Corporate Governance

What We Heard	What We Did

Shareholders expressed concern over the Compensation Committee's historical use of discretion in the payout of annual incentive bonuses, one-off equity retention awards, and special provisions for equity vesting upon retirement.
We understand that shareholders have a strong belief that payout or vesting discretion should be used in rare circumstances and, when utilized, be thoroughly explained in the proxy disclosures. In FY 2024, no payout or vesting discretion was utilized in any component of our compensation program. We are committed to use payout or vesting discretion only in extraordinary circumstances and provide fulsome disclosure if/when such a circumstance does arise.

Shareholders valued the enhanced executive compensation disclosure in our previous proxy statement (2024).	We are appreciative that our enhanced proxy disclosure has helped shareholders better understand our approach to managing our business and the role that our unique executive compensation plan plays in driving long-term value. We strive to continually enhance our disclosure, including this year, where we have added more fulsome disclosure on topics such as how our compensation program aligns out NEOs with our shareholders.
Shareholders were appreciative that during engagement calls we proactively explained the NEO promotion equity awards that would be reflected in this year’s proxy statement.
Shareholders were supportive of our approach and now have a better understanding of how our promotion equity awards are allocated, structured, and implemented. Discussions with shareholders informed the additional disclosure that appears in Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives on page 47.

Other Topics
We asked our shareholders for feedback on a refined retirement policy for our NEOs and other senior management. Shareholders were universally supportive of our new approach.	We implemented a formal modified “Rule of 70” retirement policy that enables retirement eligibility provisions for equity vesting when the sum of age and years of service (at least 10 years with 6 years in the most senior role) equals 70. We will review this policy on a regular basis to ensure it still meets the needs of TransDigm and its employees.
The Board will continue to thoughtfully review each piece of feedback we receive from shareholders and evaluate the appropriate path forward. We are pleased that our shareholders recognize the improvements we have made in recent years, and we look forward to continuing to engage meaningfully in the future.
Communications with the Board
Any matter intended for the Board, or for any individual member of the Board, should be directed to Investor Relations, TransDigm Group Incorporated, 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115, or ir@transdigm.com, with a request to forward the communication to the intended recipient. In general, any shareholder communication delivered to TransDigm for forwarding to Board members will be forwarded in accordance with the shareholder’s instructions. However, TransDigm reserves the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials or any solicitations of merchandise, publications, or services of any kind. Information regarding the submission of complaints relating to our accounting, internal accounting controls, or auditing matters is available under our Whistleblower Policy at www.transdigm.com/investor-relations/corporate-governance.

TransDigm Group Incorporated	2025 Proxy Statement 23

Proposal One
Election of Ten Director Nominees to our Board of Directors
This section describes the experience and qualifications of our Board members and how they are compensated.
The Board has nominated Mr. Barr, Ms. Cronin, Mr. Graff, Mr. Hennessy, Mr. Howley, Mr. McCullough, Ms. Santana, Mr. Small, Mr. Stein, and Mr. Valladares to be elected to serve on our Board until the next annual meeting of shareholders and until their successors are duly elected and qualified.
At the annual meeting, proxies cannot be voted for a greater number of individuals than the ten director nominees named in this proxy statement. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s ten nominees.
Each of the directors nominated by the Board has consented to serving as a nominee, being named in this proxy statement, and serving on the Board if elected. Each director elected at the annual meeting will be elected to serve a one-year term. If any nominee is unable to serve or otherwise will not serve as a director at the time of the annual meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.
For more information on the director nominees, please see “Director Nominees for Election” beginning on page 27.
The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote in the election of directors. Accordingly, the ten nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a “broker non-vote,” which will not count as a vote for or a vote against any of the nominees.
Board Nominees and Composition

Name	Age	Independent	AC	CC	N & CGC	EC
							The Board of Directors recommends that the shareholders vote FOR each of the ten director nominees for election set forth below.

David A. Barr	61
Jane M. Cronin	57
Michael Graff	73
Sean P. Hennessy	67
W. Nicholas Howley, Chairman	72
Our Nominees
David A. Barr
Jane M. Cronin
Michael Graff
Sean P. Hennessy
W. Nicholas Howley (Chairman)
Gary E. McCullough
Michele L. Santana
Robert J. Small (LID)
Kevin M. Stein (President and CEO)
Jorge L. Valladares III

Gary E. McCullough	66
Michele L. Santana	54
Robert J. Small, LID	58
Kevin M. Stein, President and CEO	58
Jorge L. Valladares III	50
AC: Audit Committee; CC: Compensation Committee; N & CGC: Nominating and Corporate Governance Committee; EC: Executive Committee Chair Member

24 2025 Proxy Statement	TransDigm Group Incorporated

Proposal One
Director Candidates
The Nominating and Corporate Governance Committee recommends potential director candidates to the Board. The Nominating and Corporate Governance Committee identifies nominees by first determining whether current Board members are willing to continue in service. If any Board member does not wish to continue to serve, or if the Nominating and Corporate Governance Committee or Board decides not to nominate a member for re-election, then the Nominating and Corporate Governance Committee initially identifies the desired skills and experience in light of the duties and responsibilities required of a member of our Board and the Board’s oversight role described above. The Nominating and Corporate Governance Committee then establishes potential director candidates from recommendations from the Board, senior management, shareholders, and third parties. The Nominating and Corporate Governance Committee may retain a search consultant to supplement potential Board candidates if it deems it advisable. In making its recommendations, consistent with the Nominating and Corporate Governance Committee’s charter, the Committee considers each candidate’s independence, character, ability to exercise sound judgment and demonstrated leadership, as well as diversity, age, strategic and financial skills, international background and industry and other experience, in the context of the needs of the Board as a whole. The Nominating and Corporate Governance Committee’s charter requires the selection of prospective Board members with personal and professional integrity who have demonstrated appropriate ability and judgment. The Nominating and Corporate Governance Committee also evaluates whether Board member nominees will be effective, in conjunction with the other Board members, in collectively serving the long-term interests of TransDigm and its shareholders.The Nominating and Corporate Governance Committee’s charter and our Corporate Governance Guidelines set forth the Board’s commitment to seek out qualified women and minorities to include in the pool from which Board nominees are chosen.

We are committed to seeking qualified female and minority candidates for the Board. 4 of the last 5 Board members added to the Board were either a female or a minority.

Director Skills
Our Board is comprised of members with varied experiences and backgrounds, which we believe enables thoughtful decision-making. The following skills matrix provides an overview of the levels of experience that each of our Board members has in areas that impact our business: accounting/audit/financial experience, global business experience, mergers and acquisitions, risk management, corporate governance, senior leadership experience, operations and business strategy, cybersecurity, and human capital management. The Board assesses the skills of its members and whether additional skills or training would enhance the Board. As a result of this process, in FY 2024 members of the Board attended a cybersecurity training and members of the Audit Committee also attended a separate, more extensive cybersecurity training.

TransDigm Group Incorporated	2025 Proxy Statement 25

Proposal One
Skills Matrix

Areas of Expertise	David A. Barr	Jane M. Cronin	Michael Graff	Sean P. Hennessy	W. Nicholas Howley	Gary E. McCullough	Michele L. Santana	Robert J. Small	Kevin M. Stein	Jorge L. Valladares III

Accounting/Audit/Financial Experience
Global Business Experience
Mergers & Acquisitions
Risk Management
Corporate Governance
Senior Leadership Experience
Operations and Business Strategy
Cybersecurity
Human Capital Management

1 - Expert	2 - Proficient	3 - Competent

A person who has a comprehensive and authoritative knowledge of or skill in a particular area	Depth of understanding of discipline and area of practice; a thorough competence derived from training and practice	Having requisite or adequate ability
The Nominating and Corporate Governance Committee will consider shareholder suggestions concerning qualified candidates for election as directors. To recommend a prospective nominee to the Nominating and Corporate Governance Committee for consideration, a shareholder must submit the candidate’s name and qualifications to TransDigm’s Secretary at the following address: TransDigm Group Incorporated, 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members’ independence, as well as diversity, age, strategic and financial skills, international background and industry and other experience in the context of the Board’s needs as described above. Shareholders who wish to nominate directors directly for election at an annual meeting should do so in accordance with the procedures in our Bylaws. In addition, the Bylaws provide proxy access to eligible shareholders. The proxy access bylaw provides that a shareholder, or group of up to twenty shareholders, owning at least 3% of our outstanding common stock continuously for at least three years may submit director nominees for the greater of two directors or 20% of the Board seats provided that the shareholder and nominees satisfy the requirements specified in our Bylaws. See “Shareholder Proposals for the 2026 Annual Meeting” for more information about the procedures for direct nominations and proxy access.

26 2025 Proxy Statement	TransDigm Group Incorporated

Proposal One
Director Nominees for Election
The chart above and the following biographies describe the skills, qualities, attributes, and experience of the nominees that led the Nominating and Corporate Governance Committee and the Board to determine that it is appropriate to nominate these directors for election to the Board.

David A. Barr has been a Managing Director of Bessemer Investors, a family-owned private capital fund, since 2017. Formerly Mr. Barr served as a Managing Director of Warburg Pincus LLC, a private equity fund, from 2001 to 2017. Mr. Barr also served as a TransDigm director from 2003 to 2011.
Mr. Barr leverages his private equity leadership experience to bring a private equity philosophy to the Board consistent with TransDigm’s management approach. Mr. Barr also has extensive public company experience. He previously served on the board of Aramark, a food service and facilities services provider, helping guide them through their transition from private to public ownership. Mr. Barr has considerable experience in evaluating and establishing executive compensation at both public and private companies.
Former Public Company Directorships In The Last Five Years
Builders FirstSource, Inc., a NYSE-listed supplier of building products and services, through December 2020.
Selected Directorships And Memberships
Good Shepherd Services
Board of Trustees– Wesleyan University

David A. Barr

Age 61

Director Since 2017

Committees Compensation (Chair)

Jane M. Cronin has held the role of Senior Vice President – Enterprise Finance of The Sherwin-Williams Company, a manufacturer, developer, distributor, and seller of paint, coatings, and related products, since the beginning of January 2025. Ms. Cronin previously served as Senior Vice President – Enterprise Finance and Principal Accounting Officer from 2016 to 2024. Prior to that, Ms. Cronin held roles of increasing responsibility at The Sherwin-Williams Company, including Vice President–Internal Audit and Loss Prevention and Vice President – Controller, Diversified Brands division.
Ms. Cronin’s experience with accounting and financial matters at a large public company in the manufacturing industry enables her to provide valuable insight in her role on the Board and as a member of the Audit Committee. In addition, Ms. Cronin also has experience with acquisitions and integrations, including The Sherwin-Williams Company’s acquisition of Valspar.
Other Current Public Company Directorships
Cleveland Cliffs Inc., a NYSE-listed manufacturer of flat-rolled steel and iron ore pellets, from January 2025.

Selected Directorships and Memberships
Providence House Crisis Nursery
Juan and Reagan Thornhill Family Foundation

Jane M. Cronin

Age 57

Director Since 2021

Committees Audit Nominating and Corporate Governance

TransDigm Group Incorporated	2025 Proxy Statement 27

Proposal One

Michael Graff has been a Senior Advisor at Warburg Pincus LLC, a private equity firm, since 2020. Prior to 2020, he was a Managing Director of Warburg Pincus LLC since 2003. Formerly, he was President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer.
Mr. Graff brings knowledge of acquisitions and capital market transactions to the Board both from his time at Bombardier Aerospace and at Warburg Pincus LLC. Mr. Graff’s extensive background and expertise in the aerospace industry, coupled with his financial management and strategic planning and analysis, provides the Board with valuable insight and industry experience that he has used throughout his tenure on the Board, including guiding TransDigm through its initial public offering, the financial crisis, and the COVID-19 pandemic. Mr. Graff’s tenure on the Board and prior experience, both in aerospace and private equity, adds valuable insight and perspective that have helped TransDigm stay focused and disciplined over time as TransDigm strives to provide private equity returns with the liquidity of the public market. Mr. Graff’s management consulting background at McKinsey Company, a management consulting firm, contributes to his experience as an industry leader and demonstrates his strategic planning and analytical acumen.

Michael Graff

Age 73

Director Since 2003

Committees Nominating and Corporate Governance Executive

Sean P. Hennessy is the retired Senior Vice President, Corporate Planning, Development & Administration of The Sherwin-Williams Company, a manufacturer, developer, distributor, and seller of paint, coatings, and related products, serving in that role from January 2017 to March 2018 in connection with the company’s integration of its Valspar acquisition. Prior to that, Mr. Hennessy served as Chief Financial Officer of The Sherwin-Williams Company from 2001 to 2016. He was formerly a certified public accountant.
As a former chief financial officer of a large manufacturing public company, Mr. Hennessy’s brings a significant wealth of financial and accounting experience and expertise to his role on the Board. His insight and experience of navigating various audit complexities related to acquisitions, as well as general audit matters typical of a large public company is invaluable and critical for his service on the Board and as Chair of the Audit Committee. His experience of navigating various financial economic cycles has been and continues to be a valuable resource for TransDigm.
Other Current Public Company Directorships
Perimeter Solutions, SA, a NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives and operator of forest fighting stations, from November 2021.
Selected Directorships And Memberships
St. Edward High School
Sisters of Charity Foundation of Cleveland
University Hospitals Miracle Fund

Sean P. Hennessy

Age 67

Director Since 2006

Committees Audit (Chair)

28 2025 Proxy Statement	TransDigm Group Incorporated

Proposal One

W. Nicholas Howley co-founded TransDigm in 1993 and has been Chairman of the Board since 2003. He was employed as Executive Chair from 2018 to August 2021 and served as President and/or Chief Executive Officer of TransDigm from 2003 to 2018 and TransDigm Inc. from 1998 to 2018.
As a TransDigm co-founder, Mr. Howley brings to the Board an extensive understanding of TransDigm’s business. Mr. Howley has played an integral role in TransDigm’s establishment and implementation of its core strategy on an ongoing basis and in its rapid and strategic growth.
Other Current Public Company Directorships
Perimeter Solutions, SA, a NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives and operator of forest fire fighting stations, from November 2021.
Former Public Company Directorships In The Last Five Years
EverArc Holdings Limited, a cash shell company listed on the London Stock Exchange, through November 2021 when it merged with Perimeter Solutions, SA.
Selected Directorships And Memberships
Cleveland Clinic
Cristo Rey Network
Drexel Education Fund
Howley Foundation, Chair
Rock and Roll Hall of Fame
Drexel University
St. Joseph Preparatory School

W. Nicholas Howley Chairman

Age 72

Director Since 1993

Committees Executive (Chair)

Gary E. McCullough currently serves on the board of directors of Commercial Metals Company, a steel and metal products business, and serves as an investor in, and advisor to, several private entities. He previously served as a co-chair of the Advisory Council for Legacy Acquisition Corporation, a special purpose acquisition company traded on the NYSE, until it consummated a business combination in November 2020. Mr. McCullough also previously served as Chief Executive Officer of ARI Packaging, a provider of packaging solutions, from 2014 to 2017. Prior to that, he was President and Chief Executive Officer of Career Education Corporation, a provider of career-focused learning, from 2007 to 2011, where he also served on the board of directors. Mr. McCullough previously served on the board of directors of The Sherwin-Williams Company from 2002 to 2011, where he served on the audit committee during his entire tenure and served as the audit committee chair during 2011. Mr. McCullough has also held senior executive roles at Abbott Laboratories, a healthcare products and services company, Wm. Wrigley Jr. Company, a gum and candy manufacturer, and The Procter & Gamble Company, a consumer goods manufacturer. Notably, Mr. McCullough also served as an Infantry Officer in the U.S. Army for five years, beginning as a Second Lieutenant and rising to the rank of Captain.
Mr. McCullough brings vast public company leadership and board experience to the Board.
Other Current Public Company Directorships
Commercial Metals Company, a NYSE-listed manufacturer, recycler, fabricator and provider of steel and metal products and related materials and services, from October 2021.
Selected Directorships And Memberships
Rush Oak Park Hospital, Chair
Rush University Medical Center
Wright State University Foundation

Gary E. McCullough

Age 66

Director Since 2017

Committees Compensation Nominating and Corporate Governance (Chair)

TransDigm Group Incorporated	2025 Proxy Statement 29

Proposal One

Michele L. Santana has been Chief Financial Officer of Arrow International since August 2024. Arrow International, a private equity owned company, is the world's largest manufacturer of charitable gaming solutions. Prior to Arrow International, Ms. Santana held the Chief Financial Officer role at Bedrock Manufacturing Company, an investment firm focusing on retail brands, from October 2021 to August 2024, Majestic Steel USA, a privately held steel company, from November 2019 to October 2021, and Signet Jewelers Limited, a NYSE-listed retail jeweler, from 2014 to 2019. Prior to becoming a Chief Financial Officer, Ms. Santana was Senior Vice President and Controller of Signet Jewelers Limited and previously had 14 years of public accounting experience at KPMG. Ms. Santana is a certified public accountant.
Ms. Santana brings to the Board diverse financial and business expertise from her prior experience as a Chief Financial Officer of a large public company as well as her current experience with private equity including mergers and acquisitions. In her role as Chief Financial Officer of Bedrock Manufacturing, she also oversaw Information Technology. In addition, she has significant prior experience as a public accountant at KPMG.
Selected Directorships And Memberships
Akron Zoo, Chair
International Women’s Forum
Women Corporate Directors

Michele L. Santana

Age 54

Director Since 2018

Committees Audit Nominating and Corporate Governance

Robert J. Small has been a Managing Director of Berkshire Partners LLC, a private equity investment firm, since 2000 and initially joined the firm in 1992. Since its inception in 2007, Mr. Small has been a Managing Director of Stockbridge, the public equity business unit of Berkshire Partners LLC that manages a concentrated portfolio seeking attractive long-term investments. The firm’s Stockbridge and Private Equity teams frequently collaborate and leverage their collective industry expertise across sectors.
Mr. Small brings to the Board an extensive knowledge of acquisitions and capital market, business, and financial transactions, based on more than 30 years of experience in both public and private equity, as well as a breadth of board experience. Mr. Small is or has been a director of several of Berkshire Partners LLC’s portfolio companies, including having previously served as director of Hexcel Corporation, a composite materials producer primarily for aerospace applications, which is listed on the NYSE.
Selected Directorships And Memberships
Boys and Girls Clubs of Boston
Kingsley Montessori School

Robert J. Small Lead Independent Director

Age 58

Director Since 2010

Committees Compensation Executive

30 2025 Proxy Statement	TransDigm Group Incorporated

Proposal One

Kevin M. Stein has been Chief Executive Officer of TransDigm since April 2018 and President since January 2017. He also served as Chief Operating Officer from January 2017 to March 2018. Prior to that he was Chief Operating Officer of TransDigm’s Power and Control segment from October 2014 to December 2016. Prior to that, Mr. Stein was President of the Structurals Division and Executive Vice President of Precision Cast Parts from 2009 to 2014.
Mr. Stein was appointed to the Board in connection with his promotion to Chief Executive Officer in 2018. Mr. Stein has extensive knowledge and experience in the Company’s manufacturing and aerospace operations based on his various roles within the Company.
Other Current Public Company Directorships
Axalta Coating Systems Ltd., a NYSE-listed manufacturer specializing in coatings in a wide variety of industrial applications, material, and sectors, including automotive paints, from September 2023.
Former Public Company Directorships In The Last Five Years
Perimeter Solutions, SA, a NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives and operator of forest fighting stations, from November 2021 to April 2022.
Selected Directorships And Memberships
Cleveland Institute of Music
Gilmour Academy
Greater Cleveland Sports Commission
Hobart and William Smith College

Kevin M. Stein

Age 58

Director Since 2018

Committees None

Jorge L. Valladares III served as the Chief Operating Officer of TransDigm from April 2019 until his retirement in September 2023. Prior to that, Mr. Valladares served as Chief Operating Officer of the Power & Control Segment from June 2018 to March 2019, Executive Vice President from October 2013 to May 2018, as President of AvtechTyee, Inc. (formerly Avtech Corporation), a wholly-owned subsidiary of TransDigm Inc., from 2009 to 2013, and as President of AdelWiggins Group, a division of TransDigm Inc., from 2008 to 2009. Prior to that Mr. Valladares served in a variety of senior leadership, operations, sales and marketing, and engineering roles at AdelWiggins Group, since 1997.
Mr. Valladares was appointed to the Board because of his all-encompassing and deep knowledge of TransDigm’s business. Specifically, Mr. Valladares has extensive knowledge of the operations of TransDigm’s industry at large.
Other Current Public Company Directorships
Perimeter Solutions, SA, a NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives and operator of forest fighting stations, from May 2024.

Jorge L. Valladares III

Age 50

Director Since 2023

Committees None

TransDigm Group Incorporated	2025 Proxy Statement 31

Proposal One
Director Compensation
Mr. Stein, the only director who is also a current TransDigm employee, does not receive any director compensation while he serves as an employee. Mr. Howley also does not receive any director compensation, as he received an option grant in FY 2022 in connection with the early termination of his employment agreement and transition to non-executive Chairman. Each director can, at his or her option, choose to have compensation paid in cash or shares of TransDigm’s common stock.
Compensation for independent directors, other than Mr. Howley, and Mr. Valladares for FY 2024 was as follows:
•    An annual retainer fee of $75,000, with such fee being paid semi-annually in arrears.
•    An additional retainer of $40,000 to the LID, paid semi-annually in arrears.
•    An additional retainer of $20,000 to the chairs of the Audit and Compensation Committees, paid semi-annually in arrears.
•    An additional retainer of $10,000 to the chair of the Nominating and Corporate Governance Committee, paid semi-annually in arrears.
•    An annual grant of stock options valued at approximately $250,000 on a Black-Scholes “fair value” basis. These options are subject to the same rigorous vesting criteria as used for our NEOs. Performance metrics and vesting criteria are described below in more detail — see “Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives.”
For special dividends commencing in 2022, the Board members (including Mr. Stein) receive a reduction in the exercise price of their respective options as contemplated by our shareholder-approved equity plans in connection with a capital adjustment event. For special dividends declared prior to 2022, directors still receive DEPs related to such special dividends on the options outstanding at the time of those special dividends vest. Those payments have ceased after FY 2024.
Non-employee directors other than Mr. Howley must maintain equity in TransDigm (i.e., stock or vested in-the-money options) equal to at least $250,000. Mr. Howley must maintain equity in TransDigm of $6,000,000, at least half of which must be maintained in stock.
Director Ownership Requirements

Any employee directors are subject to maintain equity as set forth in their stock option award agreements which are described in more detail in “Compensation Discussion and Analysis” below. All of the non-employee directors are in compliance with the equity retention requirements.
Our directors have a strong commitment to TransDigm and its generation of value for its shareholders. The median value of common stock held by TransDigm non-employee directors as of September 30, 2024 is 29 times director ownership requirements.
The median value of common stock held by TransDigm non-employee directors is 29X Director ownership requirements. *Based on common stock holdings and stock price as of September 30, 2024.

32 2025 Proxy Statement	TransDigm Group Incorporated

Proposal One
Fiscal 2024 Director Compensation
The following table sets forth (in dollars) the compensation paid to or earned by TransDigm’s non-employee directors during FY 2024.

Name	Fees Earned or Paid In Cash (2) ($)	Stock Awards(2) ($)	Option Awards (3) ($)	All Other Compensation(4) ($)	Total ($)

David A. Barr	12,158	82,842	253,619	19,500	368,119
Jane M. Cronin	1,732	73,268	253,619	—	328,619
Mervin Dunn (1)	—	—	—	—	—
Michael Graff	1,732	73,268	253,619	19,500	348,119
Sean P. Hennessy	12,158	82,842	253,619	19,500	368,119
W. Nicholas Howley	—	—	—	—	—
Gary E. McCullough	85,000	—	253,619	19,500	358,119
Michele L. Santana	1,732	73,268	253,619	19,500	348,119
Robert J. Small	21,216	93,784	253,619	19,500	388,119
John Staer (1)	—	—	—	—	—
Jorge L. Valladares III	1,732	73,268	253,619	—	328,619
(1)Messrs. Dunn and Staer retired from the Board effective October 26, 2023.
(2)Messrs. Barr, Graff, Hennessy, Small, and Valladares and Ms. Cronin and Ms. Santana elected to receive all of their semi-annual board retainer fees in shares of TransDigm common stock. No fractional shares were issued, resulting in a portion of fees paid in cash. The shares were issued based on a value established on March 15, 2024 and September 13, 2024, on which dates the last closing price of the common stock on the NYSE was $1,172.20 and $1,367.76, respectively.
(3)As of September 30, 2024, TransDigm’s non-employee directors held the following numbers of vested, unexercised stock options: David A. Barr - 8,655; Jane M. Cronin - 955; Mervin Dunn - 8,432; Michael Graff - 5,715; Sean P. Hennessy - 8,655; W. Nicholas Howley - 707,433; Gary E. McCullough - 8,655; Michele L. Santana - 6,255; Robert J. Small - 12,305; John Staer - 809; and Jorge L. Valladares III - 180,204. Amounts reported for FY 2024 represent the grant date fair values of performance-based stock options awarded during FY 2024 under TransDigm’s applicable stock option plan. See Note 16 of the Notes to the Consolidated Financial Statements included in TransDigm’s 2024 Form 10-K for information on the grant date fair value of such awards and a description of the assumptions used in that computation. The actual value of such stock options will depend on whether the options vest and the trading price of the stock at both the time of exercise and the time the underlying stock is ultimately sold. For more information about the operation of the FY 2024 stock option grants, see “Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives” below.
(4)Represents amounts paid under TransDigm’s dividend equivalent plans for dividends declared prior to 2022 for stock options vested in FY 2024.

TransDigm Group Incorporated	2025 Proxy Statement 33

Proposal One
Beneficial Ownership of Equity Securities of TransDigm
The following table sets forth information regarding the beneficial ownership of TransDigm common stock as of January 10, 2025 with respect to each director and NEO, and all directors and NEOs, as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or NEOs are pledged. The address for each individual listed below is c/o TransDigm Group Incorporated, 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115.

	Amount and Nature of Beneficial Ownership(1)
Beneficial Owner	Shares (#)	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days (#)	Total Number of Shares (#)	Percentage of Class (%)

David A. Barr (2)	32,067	8,655	40,722	*
Jane M. Cronin	614	955	1,569	*
Michael Graff (3)	14,033	5,715	19,748	*
Sean P. Hennessy	33,678	8,655	42,333	*
W. Nicholas Howley (4)	29,803	691,017	720,820	1.27%
Gary E. McCullough	915	8,655	9,570	*
Michele L. Santana	685	6,255	6,940	*
Robert J. Small (5)	744,070	12,305	756,375	1.35%
Jorge L. Valladares III	11,058	180,204	191,262	*
Kevin M. Stein (6)	8,158	183,500	191,658	*
Sarah L. Wynne (7)	3,410	42,170	45,580	*
Michael J. Lisman (8)	2,309	142,760	145,069	*
Joel B. Reiss	3,600	158,760	162,360	*
Jessica L. Warren	575	16,975	17,550	*
All directors and executive officers as a group (14 persons) (9)	884,974	1,466,581	2,351,555	4.09%
*    Less than 1%
(1)Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Exchange Act, within 60 days of January 10, 2025. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed includes the shares underlying options held by such persons that are exercisable within 60 days of January 10, 2025, but excludes shares underlying options held by any other person. Percentage of ownership is based on 56,040,017 shares of common stock of TransDigm outstanding as of January 10, 2025.
(2)Includes 31,281 shares held in trust.
(3)Includes 4,000 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his children and 5,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children.
(4)Includes 8,262 shares held by Mr. Howley as trustee of a charitable foundation and 21,547.513 shares that are held by Mr. Howley as trustee of a trust for the benefit of his family and options to purchase 691,017 shares that are held by Mr. Howley as trustee of a trust for the benefit of his family.
(5)Includes 668,285 shares held by entities related to Berkshire Partners LLC. Mr. Small disclaims beneficial ownership of all shares owned or controlled by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 60,246 shares held by Mr. Small as trustee over which he has voting power but does not have any economic interest.
(6)All shares and options held in trust for the benefit of Mr. Stein’s family.
(7)Includes 10 shares held by Ms. Wynne’s husband.
(8)Options held in trust.
(9)See footnotes (1) – (8).

34 2025 Proxy Statement	TransDigm Group Incorporated

Other Named Executive Officers
This section describes the experience and qualifications of our NEOs, other than Mr. Stein.

Sarah L. Wynne
Sarah L. Wynne, 51, was appointed CFO in May 2023. Prior to that, Ms. Wynne served as Chief Accounting Officer from November 2018 to May 2023. Ms. Wynne also served as Group Controller from April 2015 to October 2018, as Controller of the Aero Fluid Products division of AeroControlex Group, Inc., a wholly-owned subsidiary of TransDigm Inc., from October 2009 to March 2015, and previously in other accounting roles within TransDigm Group Inc.

Michael J. Lisman
Michael J. Lisman, 42, was appointed Co-COO in May 2023. Prior to that, Mr. Lisman served as CFO from July 2018 to May 2023 and Executive Vice President from January 2022 to May 2023. Mr. Lisman also served as Vice President—Mergers and Acquisitions from January 2018 to June 2018, Business Unit Manager for the Air & Fuel Valves business unit at Aero Fluid Products, a wholly-owned subsidiary of TransDigm Inc., from January 2017 to January 2018 and Director of Mergers and Acquisitions of TransDigm from November 2015 to January 2017. Mr. Lisman was a Vice President at Warburg Pincus from 2011 to 2015 and has previous experience in both private equity and investment banking roles at The Carlyle Group and Morgan Stanley.

Joel B. Reiss
Joel B. Reiss, 54, was appointed Co-COO in May 2023. Prior to that, Mr. Reiss served as Executive Vice President from October 2015 to May 2023. Mr. Reiss also served as President of Hartwell Corporation, a wholly-owned subsidiary of TransDigm Inc., from July 2012 to October 2015; President of Skurka Aerospace, a wholly-owned subsidiary of TransDigm Inc., from July 2010 to July 2012; and Director of Operations of Adams Rite Aerospace, a wholly-owned subsidiary of TransDigm Inc., from July 2000 to July 2010.

Jessica L. Warren
Jessica L. Warren, 42, was appointed General Counsel, Chief Compliance Officer and Secretary in February 2023. Prior to that, Ms. Warren served as Associate General Counsel of TransDigm from December 2018 to February 2023. Prior to joining TransDigm as Associate General Counsel, Ms. Warren maintained a private legal practice focusing on providing services to technology-driven businesses, including providing counsel to TransDigm on disputes, environmental matters, intellectual property, and a variety of other matters. Ms. Warren also served as General Counsel of Thogus Products Company from October 2014 to July 2016.

TransDigm Group Incorporated	2025 Proxy Statement 35

Executive Compensation
Compensation Discussion and Analysis (“CD&A”)
This section describes the material elements of the executive compensation of our NEOs and includes the required compensation tables.

Dear Fellow Shareholders,
Fiscal 2024 was another strong year for TransDigm, as the Company continued to achieve steady, long-term growth in sales and improvements in operating performance driven by our competitive strengths and execution of our value-driven operating strategy. As a result, our Total Shareholder Return was approximately 73%, significantly outperforming our peer set and the market.
Consistent with best practices, each year the Compensation Committee reviews the results of the Say-on-Pay vote, shareholder feedback, our performance, and market practices to evaluate the effectiveness and competitiveness of our executive compensation program. In 2024, we were grateful that shareholders were more supportive of our annual advisory vote on executive compensation as shareholder support increased by 35% to 69% in 2024. Though we were pleased that support increased following a multi-year process to refine our executive compensation practices and disclosure, we view this result as an opportunity to learn more about our shareholder’s preferences. The TransDigm leadership team deepened its investor outreach in 2024 to ensure we heard and understood any concerns about our executive compensation practices and disclosure. This expanded outreach enabled us to engage with shareholders representing approximately two-thirds of our shares outstanding. Engagements were led by senior leaders at TransDigm and members of our Committee, ensuring investor feedback had a direct channel to the Compensation Committee and Board as a whole.
Through this effort we learned that (1) shareholders have a greater appreciation of why our executive compensation program does not look like other programs, (2) they approve of the numerous changes we have made in recent years, and (3) they value the greater transparency in our proxy disclosure. In general, most shareholders were supportive of our executive compensation practices and expect to see alignment between pay and performance over a longer period. While shareholders generally did not articulate expectations for additional large-scale changes to our compensation plan, we did hear a few key messages that informed how we make decisions:
•Investors are generally wary of the use of discretion;
•Select investors want more information on certain components of our plan design; and
•Our shareholders value a robust engagement program.
Our considerations and actions around these feedback themes are discussed further throughout the CD&A. We appreciate our shareholders’ willingness to share their views and we look forward to building on these engagements in the future.
Finally, FY 2024 was a unique year at TransDigm as two NEOs, Ms. Wynne and Mr. Reiss, received performance-based option grants connected to their promotions to CFO and Co-COO, respectively. These grants are grounded in the realities of a competitive marketplace and reflect a long-standing practice at TransDigm where executives and other plan participants typically receive options that vest over five years in connection with hiring, promotions, and the assumption of increased responsibilities. There is more information regarding these awards on page 47.
The Compensation Committee values its engagement with and feedback from its shareholders. As a Committee, we respectfully request your support for this year’s Say-on-Pay proposal (Proposal 3).
Sincerely,
The Compensation Committee

David A. Barr (Chair)	Gary E. McCullough	Robert J. Small

36 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation

Compensation Committee Report
The Compensation Committee has reviewed and discussed with TransDigm’s management the CD&A set forth below. Based on the review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in our 2024 Form 10-K and this proxy statement for filing with the SEC.
Compensation Committee
David A. Barr (Chair), Gary E. McCullough, Robert J. Small

Introduction
Our compensation program closely aligns NEO compensation with the interests of our shareholders. Over 93% of NEO compensation is at-risk and performance-based. TransDigm’s performance-based culture, including its compensation program, drove results for our shareholders. More specifically, we increased our net sales and EBITDA As Defined in FY 2024 by 21% and 23%, respectively. This performance was reflected in our share price, which increased approximately 73% over the course of FY 2024, including a $35.00 per share special dividend paid in November 2023. Our NEOs for FY 2024 are:

Name	Position

Kevin M. Stein	President, Chief Executive Officer, and Director
Sarah L. Wynne	Chief Financial Officer
Michael J. Lisman	Co-Chief Operating Officer
Joel B. Reiss	Co-Chief Operating Officer
Jessica L. Warren	General Counsel, Chief Compliance Officer, and Secretary
2024 Business Highlights
We delivered record results in FY 2024. TransDigm’s growth in net sales and improvements in operating performance are driven by our competitive strengths and through execution of our value-driven operating strategy. We delivered these results by following a consistent long-term strategy namely:
1.Owning and operating proprietary aerospace businesses with significant aftermarket content;
2.Utilizing a simple well proven value-based operating methodology;
3.Maintaining a decentralized organizational structure and unique compensation system that is closely aligned with shareholders;
4.Acquiring businesses that fit this strategy and where we see a clear path to “private-equity like” returns; and
5.Leveraging our capital structure and allocations to drive our value creation methodology.
Commercial aerospace market trends remained favorable as the industry continued to recover and progress towards normalization throughout FY 2024. Global air traffic increased in FY 2024, and demand for air travel remained high. During FY 2024, global air traffic levels surpassed 2019 (pre-pandemic), and air traffic is expected to expand further in FY 2025. We were also encouraged in FY 2024 by increasing aircraft production rates and continued strong airline demand for new aircraft.

TransDigm Group Incorporated	2025 Proxy Statement 37

Executive Compensation

Net Sales Up 21% $7,940 Million, Up 21% from FY 2023 ($6,585M)	Net Income from Continuing Operations Up 32% $1,715 Million, Up 32% from FY 2023 ($1,299M)	GAAP Earnings Per Share Up 16% $25.62 Per Share, Up 16% from FY 2023 ($22.03 per share)

EBITDA As Defined (1) Up 23% $4,173 Million, Up 23% from FY 2023 ($3,395M)	Adjusted Net Income (1) Up 33% $1,966 Million, Up 33% from FY 2023 ($1,477M)	Adjusted Earnings Per Share (1)(2) Up 32% $33.99 Per Share, Up 32% from FY 2023 ($25.84 per share)

(1)EBITDA, EBITDA As Defined, EBITDA As Defined margin, Adjusted Net Income, and Adjusted Earnings Per Share are all non-GAAP financial measures. See Appendix A for reconciliations of income from continuing operations to EBITDA, EBITDA As Defined and Adjusted Net Income.
(2)Adjusted Earnings Per Share is calculated by taking TransDigm’s Adjusted Net Income and dividing it by the Total Outstanding Shares for Basic and Diluted Earnings Per Share. Total Outstanding Shares for Basic and Diluted Earnings Per Share are disclosed in Appendix A.

Management’s consistent application of this approach resulted in the following improvements over FY 2023 performance:

•21% increase in net sales to $7,940 million
•32% increase in net income from continuing operations to $1,715 million
•16% increase in earnings per share from continuing operations of $25.62
•23% increase in EBITDA As Defined of $4,173 million
•Increased EBITDA As Defined margin to 52.6%, compared to 51.6% in FY 2023
•Declaration of a $35.00 per share special dividend for a total of approximately $1.9 billion
•73% increase in share price, including dividends, in FY 2024
•Strong operating cash flow generation of $2.0 billion and ending FY 2024 with a cash balance of $6.3 billion
•Successfully deploying over $2.3 billion in capital for acquisitions including the CPI Electron Device Business, Raptor Scientific and SEI Industries
•Refinanced approximately $16 billion of debt, representing over 60% of TransDigm’s 2024 gross debt, extending the maturity dates of our debt to optimize our capital structure mix of debt and equity, and raised approximately $5 billion of incremental new debt used primarily for the FY 2024 acquisitions, an October 2024 (FY 2025) $75.00 per share special dividend payment, and other general corporate purposes

73% Increase in share price in FY 2024 (including $35.00 per share special dividend paid in November 2023)

38 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
31-Year Overview
Over the past thirty-one years, TransDigm has delivered robust and consistent results by adhering to its long-term strategy. Since 1993, our net sales and EBITDA As Defined have grown by over 165x and 417x, respectively. As discussed above, a key factor in our continued success is our compensation model. Our compensation program strongly aligns our NEOs with the interests of our shareholders. Although we have made some adjustments to our executive compensation program, our philosophy remains unchanged. As further discussed on page 44, over 93% of our CEO’s compensation is performance-based. The other NEOs are similarly aligned as over 93% of their compensation is performance-based.

Net Sales
($ in millions)
$48
$7,940
1993
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18% Net Sales CAGR Since TransDigm’s Formation 165x Growth in Net Sales Since TransDigm’s Formation

EBITDA as Defined
($ in millions)
$10
$4,173
1993
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21% EBITDA As Defined CAGR Since TransDigm’s Formation 417x EBITDA As Defined Growth Since TransDigm’s Formation EBITDA As Defined margin has improved to almost 53% in FY 2024 compared to 20% in FY 1993.

TransDigm Group Incorporated	2025 Proxy Statement 39

Executive Compensation
2024 Compensation Program Modifications
As further discussed in our shareholder outreach section, we obtained feedback regarding our compensation program from 34 investors representing over 71% of our outstanding common stock. We believe that obtaining this feedback is important. In 2024, 68.8% of our shareholders who voted supported our annual advisory Say-on-Pay proposal to approve the compensation of our NEOs. We have made several notable changes, described below, that were directly responsive to our shareholders’ feedback. We believe that implementing these enhancements, while maintaining our unique performance-driven compensation program, will further align management’s interests with those of our shareholders.

No Discretionary Equity Awards
We heard feedback from our shareholders criticizing the use of discretionary option awards. As a result, we did not issue any discretionary equity awards in FY 2024, as further described below in Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives.

No Upward Discretion Used in Annual Cash Incentive
Our shareholders provided feedback that they would prefer for positive payout discretion not to be used on the Annual Cash Incentive for our NEOs. We did not utilize any positive payout discretion on these Annual Cash Incentives in response to this feedback.

Continued Enhancement of Our Investor Outreach Program	We continue to bolster our formal year-round shareholder engagement program, increasing the number of shareholder feedback meetings by almost 33% compared to FY 2023.
Increased Shareholder Responsiveness	We have taken actions in response to over 80% of feedback received from our shareholders.
Enhanced Compensation Program Disclosure
We continue to enhance the disclosure of our executive compensation program, including how our option compensation creates strong alignment between our NEOs and shareholders and additional details regarding the mechanics of our option grants.

Use of Refreshed Peer Group	We have implemented our new peer group which we believe is more reflective of our business.
Adoption of a Modified “Rule of 70” for Continued Vesting
We heard from our shareholders that they would prefer that the Company not use discretion in vesting the options of retiring NEOs. We adopted retirement vesting criteria that is more robust as it treats age and tenure more equitably by considering the sum of years of service and age.

40 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Compensation Program Overview
Our compensation program is designed to drive exceptional performance and align the interests of management with our shareholders. This goal is accomplished by heavily weighting compensation towards long-term performance-based options. Initial NEO awards generally vest over a five-year period based on performance, which incentivizes long-term performance and aids in retention.
More than 93% of the CEO’s compensation is comprised of performance-based compensation. In excess of 93% of the remaining NEOs’ compensation, on average, is based on performance-based compensation. Options, which make up the majority of NEO’s compensation, are subject to stringent vesting criteria, which are more fully described in the “2024 Equity Based Incentives” discussion that starts on page 47. Cash compensation constitutes less than 20% of our NEOs’ total compensation.

Base Salary
Fixed element of annual compensation
On average, accounts for 10% or less of NEO total compensation
Modest increases for Mr. Stein and Mr. Lisman. Salary increases for Ms. Wynne, Mr. Reiss, and Ms. Warren were more significant due to their position changes

Target Annual Cash Incentive
Short-term cash incentive with variable payout opportunities
On average, accounts for less than 10% of NEO compensation
No upward payout discretion was used for any of the NEOs
Robust and equally weighted targets of 51.0% EBITDA As Defined margin and $4.076B EBITDA As Defined dollars
We exceeded target goals for both EBITDA As Defined margin and EBITDA as Defined dollars

Long-Term Equity Awards
Long-term equity incentives in the form of performance-based stock options with multi-year vesting schedules
Long-term equity awards remain 100% at-risk and performance-based
The Compensation Committee has a policy that it will not use discretion in vesting performance-based options
Full vesting requires 17.5% compound annual growth for AOP, which aligns performance with top performing private equity funds

Starting in FY 2025, all NEOs will shift to annual extension option awards. Mr. Stein’s annual extension option awards vest in year 5. The remainder of the NEOs’ annual extension option awards vest equally in years 4 and 5

TransDigm Group Incorporated	2025 Proxy Statement 41

Executive Compensation
Summary of Key NEO Compensation Decisions and Actions in 2024

Base Salary
The salaries of Messrs. Stein and Lisman were each increased by 5%. Ms. Wynne’s salary increased by 7%. Mr. Reiss’ salary increased by 14%, and Ms. Warren’s salary increased by 16%.

Annual Cash Incentive

We achieved 114% of our EBITDA as Defined margin goal and 113.8% of our EBITDA as Defined dollars goal for our Annual Cash Incentive. The Annual Cash Incentive paid at 113.9% of the target goal as each of these metrics is equally weighted. The Compensation Committee did not exercise any discretion in the payment of Annual Cash Incentives to NEOs.

Long-Term Equity Awards

The Compensation Committee did not exercise any discretion in awarding long-term equity compensation to NEOs. Ms. Wynne and Mr. Reiss received promotion equity grants which vest equally over a period of five years. These promotion grants consist of five years of awards per the design of our program. The purpose of these awards, and our long-term equity awards generally, is to drive long-term performance and retain our executives.
Mr. Lisman received an equity award in January 2024, which corrected an administrative error in his November 2022 equity award. Mr. Lisman received an annual extension grant in November 2022, when he should have received a biannual or two-year extension grant. This award is not a retention or other special award. See page 49 for a more detailed explanation.

Executive Compensation Policies and Practices
We are committed to sound executive compensation policies and practices, as highlighted in the following table.

What We Do
Equity compensation limited to performance-based options
Our stock option plans do not authorize the issuance of any full value awards, such as stock, restricted stock or other stock-based units. Our option program relies on performance-vested options with robust performance criteria; we do not issue time-vested options.

Prohibition on hedging, pledging and short sales We prohibit hedging, pledging, transactions in derivatives, and short sales in TransDigm securities by all employees and directors, including our NEOs.
Equity ownership guidelines We have robust equity ownership guidelines for all of our option holders, including our NEOs.
Annual compensation risk assessment The Compensation Committee conducts an annual risk assessment of our compensation program.
Independent compensation consultant The Compensation Committee directly retains an independent compensation consultant.
Double-trigger change in control Starting with our FY 2024 options grants, we have incorporated double-trigger change in control provisions.
What We Don’t Do	No repricing We do not allow repricing of stock options without shareholder approval.
No tax gross-ups We do not provide for gross-ups of taxes, including in the event of a change in control or under Section 409A.
No evergreen employment contracts Executive employment agreements do not contain automatic renewal provisions.

42 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Compensation Committee Judgment and Discretion
The Compensation Committee, consisting entirely of independent directors, reviews and approves the compensation of TransDigm’s NEOs and acts as the administrator for TransDigm’s equity compensation plans.
The Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experience of its members and input provided by its independent compensation consultant, other directors, our CEO (other than with respect to his own compensation), other members of management, and investors.
The Compensation Committee regularly evaluates TransDigm’s executive compensation program to determine if changes are appropriate. In so doing, the Compensation Committee may consult with its independent compensation consultant and management; however, the Compensation Committee makes final decisions regarding the compensation paid to our NEOs based on its own judgment. The Compensation Committee may consider factors such as individual performance, TransDigm performance, market conditions, financial goals, retention, and shareholder interests in determining compensation.
The Role of the Compensation Consultant. The Compensation Committee may periodically select and retain the services of an independent compensation consultant. The Compensation Committee did not engage a compensation consultant in FY 2024. The Compensation Committee did, however, engage Exequity LLP (“Exequity”), an independent compensation consultant, in FY 2023 to review and help establish our FY 2024 peer group and evaluate FY 2024 NEO compensation. The Compensation Committee has assessed the independence of Exequity, as required under NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Exequity. Based on this review, the Compensation Committee is not aware of any conflict of interest that has been raised by the work performed by Exequity.
The Role of Peer Companies. The following peer group was used to evaluate TransDigm’s FY 2024 NEO compensation:
2024 Peer Group

Ametek, Inc. Aptiv PLC* Dover Corporation Eaton Corporation* Emerson Electric Fortive Corp. General Dynamics	HEICO Corporation Howmet Aerospace Inc.* Illinois Tool Works Ingersoll Rand Inc.* L3Harris Technologies, Inc. Motorola Solutions, Inc.* Northrup Grumman	Parker-Hannifin Corp. RBC Bearings Inc.* Rockwell Automation, Inc. Roper Technologies, Inc. Teledyne Technologies Inc.* Textron Inc.

* New to peer group in 2024
This group was selected based on net sales, market capitalization, and enterprise value. We use a size-based peer group because we manage our business based on EBITDA growth and enterprise value. The Compensation Committee deemed that a peer group based solely on net sales is not comparable with TransDigm because TransDigm’s market capitalization and enterprise value far exceeded those of the potential sales-based peers. The Compensation Committee considers the peer group data to inform its decision-making process so it can set total compensation levels that it believes are commensurate with the relative size, scope, and success of TransDigm.
When identifying suitable peer companies, the Compensation Committee considered numerous factors, including:

Industry fit and business comparability Focus on companies serving the Aerospace and Defense industries and/or manufacturers of engineered components.	Comparably-sized companies Factors considered included net sales, market capitalization, total enterprise value, and EBITDA.

In establishing the revised peer group, the Compensation Committee sought to position TransDigm within what it believes is a reasonable range of the peer group median net sales, market capitalization, and total enterprise value.
The revised peer group is significantly changed, with almost 60% turnover in composition. This new peer group was used in connection with setting compensation for FY 2024.

TransDigm Group Incorporated	2025 Proxy Statement 43

Executive Compensation
Consistent with prior practices, Exequity excluded DEPs from its compensation analysis for two reasons—first, because DEPs are merely a mechanism for maintaining value already awarded, and second, because including DEPs are unpredictable and not considered when making compensation decisions.
The Role of the CEO and Other Members of Management. TransDigm’s management team assists the Compensation Committee with its work in designing, evaluating, and determining final payouts for NEO compensation. At the Compensation Committee’s request, for FY 2024, TransDigm’s CEO, Mr. Stein, provided input to the Compensation Committee regarding the recent performance and compensation of the other NEOs for FY 2023. This input was based on Mr. Stein’s assessment of general internal pay equity considerations, his knowledge of the other NEOs’ job responsibilities and importance to TransDigm’s overall business strategy, and Mr. Stein’s knowledge of TransDigm’s compensation philosophy. The Compensation Committee considered Mr. Stein’s evaluation and direct knowledge of each NEO’s performance and contributions when making compensation opportunity decisions for the NEOs for FY 2024. Although Mr. Stein’s input was given significant weight, the Compensation Committee retained the potential to use full discretion when determining compensation for the NEOs for FY 2024. Mr. Stein is not present during Compensation Committee voting and deliberations regarding his own compensation. TransDigm’s CFO also reviews proposed NEO compensation before it is submitted to the Compensation Committee to help ensure that it aligns with TransDigm’s financial goals. For FY 2024, this review was conducted by Ms. Wynne. As part of the executive compensation setting process, TransDigm’s General Counsel, Ms. Warren, also reviews NEO compensation to help ensure that it complies with the terms of any applicable employment agreements. Ms. Wynne and Ms. Warren provided guidance to the Compensation Committee in its evaluation of FY 2024 results and achievements, and in deciding final annual incentive payouts for the NEOs for FY 2024.
The Role of Investors. Shareholders are provided the opportunity to cast an annual advisory vote on the compensation of our NEOs. Last year, we received support from 68.8% approval of our shareholders for our annual advisory Say-on-Pay proposal to approve the compensation of our NEOs. As described below in “Shareholder Engagement Summary” starting on page 54, we continued to increase our shareholder engagement in FY 2024. The feedback received through these discussions is strongly considered by the Compensation Committee when reviewing our executive compensation program.
2024 NEO Compensation
Our executive compensation program is designed to motivate and reward performance in a straightforward and effective way, while recognizing TransDigm’s private equity philosophy, management style, and targeted returns. The compensation of our NEOs has three primary components: base salary, target annual cash incentive, and long-term equity awards in the form of performance-based options. All other compensation includes DEPs on previously awarded and vested options.
Our executive compensation program is designed to align the compensation of our NEOs with our shareholders’ interests. The vast majority of compensation earned by NEOs is performance-based.

CEO Pay Mix Target	Average Other NEO Pay Mix Target

Base Salary	Target Annual Cash Incentive	All Other Compensation	Long-Term Equity Award

44 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
The following primary components of the executive compensation program continue to drive TransDigm’s performance:

Base Salary
Fixed element of annual compensation
On average, accounts for 10% or less of NEO total compensation
Modest increases for Mr. Stein and Mr. Lisman. Salary increases for Ms. Wynne, Mr. Reiss, and Ms. Warren were more significant due to their position changes.

Target Annual Cash Incentive
Short-term cash incentive with variable payout opportunities
On average, accounts for less than 10% of NEO compensation
No upward payout discretion was used for any of the NEOs
Robust and equally weighted targets of 51.0% EBITDA As Defined margin and $4.076B EBITDA As Defined dollars
We exceeded target goals for both EBITDA As Defined margin and EBITDA as Defined dollars.

Long-Term Equity Awards
Long-term equity incentives in the form of performance-based stock options with multi-year vesting schedules
Long-term equity awards remain 100% at-risk and performance-based
The Compensation Committee has a policy that it will not use discretion in vesting performance-based options
Full vesting requires 17.5% compound annual growth for AOP, which aligns performance with top performing private equity funds

Starting in FY 2025, all NEOs will shift to annual extension option awards. Mr. Stein’s annual extension option awards vest in year 5. The remainder of the NEOs’ annual extension option awards vest equally in years 4 and 5

2024 Annual Base Salary
Base salary is a customary, fixed element of cash compensation intended to attract and retain executives. When setting the annual base salaries of our NEOs, the Compensation Committee considers market data provided by its independent compensation consultant, internal pay equity, and TransDigm’s financial results. The Compensation Committee determined that, effective January 1, 2024, the base salaries of Messrs. Stein, Lisman, and Reiss and Mses. Wynne and Warren should be $1,470,000, $772,000, $772,000, $725,000, and $580,000 per year, respectively.
2024 Annual Cash Incentives
Our annual cash incentive program is a variable, performance-based, at-risk component of our NEOs’ compensation that is aligned with TransDigm’s annual financial results. The Compensation Committee retains the authority to increase or decrease the award by up to 20%, based on assessment of individual performance, including without limitation: degree of difficulty of the achievement of metrics when considering intervening events throughout the fiscal year; the individual’s job effectiveness; the effectiveness of executing on TransDigm’s value drivers; a pattern of clear, open, honest, and regular communication with the Board and investors, as applicable; effective succession planning and organizational development; support, maintenance, and regular evaluation of the effectiveness of TransDigm’s long term value focused strategy; or other factors. The Compensation Committee did not exercise any payout discretion in FY 2024, in large part due to feedback from our shareholders that they prefer that positive discretion not be used to modify annual cash incentive payouts.

No Discretion Used to Increase NEO Annual Cash Incentive Payouts for FY 2024

TransDigm Group Incorporated	2025 Proxy Statement 45

Executive Compensation
When setting the goals focused on EBITDA As Defined dollars and EBITDA As Defined margin for FY 2024, the Compensation Committee considered many factors, including the continued recovery from various events that have impacted the manufacture of new aircraft, as well as the extent of management’s ability to predict and influence performance. The Compensation Committee considered the likelihood of a range of scenarios for EBITDA As Defined dollars and EBITDA As Defined margin and factors that were projected to have an impact on FY 2024 EBITDA As Defined dollars and EBITDA As Defined margin. Based on these considerations, in January 2024, the Compensation Committee set annual threshold, target, and maximum cash incentive plan goals at levels they considered appropriately rigorous for the year and that represented strong financial performance in light of existing market conditions. The targets are adjusted on a pro forma basis to account for any acquisitions or divestitures occurring during the fiscal year. The following table indicates the goals set for these two metrics, plus our actual results for FY 2024:
Fiscal 2024 Performance Goals and Results(1)

	Threshold Goal	Target Goal	Maximum Goal
Payout Level	70%	100%	130.0%
		$4,266m

Pro Forma EBITDA As Defined Dollars	$3,662m	$4,076m	$4,490m

Pro Forma EBITDA As Defined Margin	49.0%	51.0%	53.0%

		51.9%
Indicates actual FY 2024 results

(1)	References in this proxy statement to “Pro Forma EBITDA As Defined” means EBITDA plus, as applicable for each relevant period, certain adjustments on a pro forma basis, which for FY 2024 primarily represents management’s estimates of the impact of the Company’s acquisitions over FY 2024 as if had such transactions occurred at the beginning of the fiscal year ended September 30, 2024, but otherwise defined in the same manner as the Consolidated EBITDA As Defined used to measure the ratio of our secured indebtedness required under a financial covenant of our senior secured credit facility. References in this proxy statement to “Pro Forma EBITDA As Defined margin” refers to the percentage calculated by dividing Pro Forma EBITDA As Defined by net sales, on a pro forma basis, which for FY 2024, primarily represents the aforementioned estimates by management for the applicable period.
Annual cash incentive payouts are based on a composite that reflects the extent to which TransDigm performed in relation to the target set by the Compensation Committee (the “Performance Level”). The Performance Level is equally weighted between EBITDA As Defined dollars and EBITDA As Defined margin. Each of EBITDA As Defined dollars and EBITDA As Defined margin is reviewed separately to evaluate TransDigm’s actual performance against the target. The weighted results are then combined to arrive at the Performance Level. The Performance Level corresponds to payout opportunities of 70% (threshold), 100% (target), and 130% (maximum). Annual cash incentive payments vary linearly in between these goals. No annual cash incentive payment is made if the Performance Level is below the threshold. Even if the Performance Level exceeds the maximum goal, the NEO annual cash incentive payment is capped at 130% of the target payment.
For FY 2024, our Pro Forma EBITDA As Defined dollars was $4,266 million and our Pro Forma EBITDA As Defined margin was 51.9%. These results equated to a Performance Level of 113.9%. These results exceeded our target Performance Level.

46 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Annual Cash Incentive Percentage

140%
130%
120%
110%
100%
90%
80%
70%
60%
50%
FY24 Result
1.139
TARGET
EVEN WITH EXCEPTIONAL PERFORMANCE, NO PAYOUT ABOVE MAXIMUM.
NO PAYOUT IF PERFORMANCE LEVEL BELOW 0.7 (70% of target).
0.7
1
1.3
Performance Level

For FY 2024, Messrs. Stein, Lisman, and Reiss and Mses. Wynne and Warren’s target incentives were set at 150%, 100%, 100%, 100%, and 65%, respectively, of their base salaries. The target incentives were increased for Messrs. Stein, Lisman, and Reiss and Ms. Wynne from FY 2023 to keep the target incentives competitive with the market. The Compensation Committee did not exercise discretion to increase any annual cash incentive payout. The target incentives, the calculated incentives based on the plan as described above, and the actual amounts awarded are set forth in the table below.

Name	Target Annual Incentive ($)	Calculated Annual Incentive ($)	Actual Annual Incentive Awarded ($)

Kevin M. Stein	2,205,000	2,511,495	2,511,495
Sarah L. Wynne	725,000	825,775	825,775
Michael J. Lisman	772,000	879,308	879,308
Joel B. Reiss	772,000	879,308	879,308
Jessica L. Warren	546,000	598,403	598,403
2024 Equity Based Incentives
In FY 2024, the Compensation Committee awarded Mr. Stein, Ms. Wynne, Mr. Lisman, Mr. Reiss, and Ms. Warren 41,800, 47,900, 41,000, 31,800 and 4,150 options, respectively. Mr. Stein’s award vests in FY 2028. Each of Ms. Wynne, Mr. Reiss, and Ms. Warren’s awards vest equally in FY 2024 through FY 2028. Mr. Lisman’s November 2023 award vests equally over FY 2027 and FY 2028, and his January 2024 award vests equally in FY 2024 through FY 2028. These equity awards are described in further detail starting on page 49. In each case, the portion of the award eligible for vesting vests only upon meeting rigorous performance criteria described more fully below.
Performance-Based Stock Option Program Overview
The equity component of our management’s compensation emphasizes long-term shareholder value creation through performance-based options. This is a substantial, at-risk component of our management’s compensation that is tied to performance. We believe that performance-based stock option grants motivate and incentivize management to focus on long-term performance and align the interests of our management with the interests of shareholders by reinforcing the long-term goal of increasing shareholder value. We believe that our compensation structure is a key component of TransDigm’s success, contributing to returns higher than many private equity funds and the retention of our high-performing executive team over the long-term. Approximately 300 people, including management at the corporate level and our operating units, participate in our option program.

TransDigm Group Incorporated	2025 Proxy Statement 47

Executive Compensation
Executives and other plan participants typically receive an option grant that vests 20% each year over five years in connection with hiring, promotions, and the assumption of increased responsibilities. Thereafter, unless there has been an intervening five-year award because of a promotion, executives and other plan participants usually receive biennial extension awards that vest in the fourth and fifth year following the award. These grants are generally made in the third year of vesting under the initial award so that the employee has four or five years of future option vesting in order to promote maximizing long-term value and retention. Below is an illustration of a five-year promotion grant followed by biannual extension grants as well as the vesting schedule for these grants. As you can see, although the entire five-year promotion award is granted in year one, it vests over a five-year period. In FY 2024, Ms. Wynne and Mr. Reiss both received five-year promotion awards that vest over the next five years. The full grant date fair value of these awards are reflected in the Fiscal 2024 Summary Compensation table even though they vest over a five-year period.

48 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
As of FY 2024, Mr. Stein and Mr. Lisman receive annual grants of options. Mr. Stein’s annual grant vests in the fifth year following the award. Mr. Lisman’s annual grant vests up to 50% in each of the fourth and fifth year following the award. Starting in FY 2025, the remaining NEOs will receive annual grants of options. Shifting to annual grants for our NEOs provides more consistency in compensation year-to-year. Annual grants for these NEOs will vest up to 50% in each of the fourth and fifth year following the award. Below is an illustration of a five-year promotion grant followed by annual extension grants, as well as the vesting schedule for these grants.

Mr. Lisman transitioned to receiving annual extension grants in FY 2023, however, he was due to receive a biannual or two-year extension grant as he had last received a biannual extension grant in FY 2021. Due to an administrative error, Mr. Lisman only received an annual or one-year grant when he should have received a biannual or two-year extension grant. This error was discovered at the end of calendar year 2023 and the Compensation Committee awarded Mr. Lisman an option award in January 2024 to correct it. This grant is not a discretionary or special award. The Company has taken measures to ensure that this error does not occur in the future.
Performance-Based Option Vesting at Rigorous Targets
Option vesting is subject to rigorous performance hurdles using an AOP metric. A description of how AOP is calculated can be found later in this section. We do not utilize discretion in determining whether options vest. The minimum threshold for any option vesting requires a 10% cumulative growth in AOP. The maximum vesting requires a growth rate of 17.5% for each performance period. TransDigm uses this compound annual growth rate range because it incentivizes management to create value for shareholders at a rate that outperforms the typical private equity model. The AOP metric focuses management on value to TransDigm’s shareholders, EBITDA As Defined growth, management of capital structure, cash generation, and acquisition performance. We believe our compensation program optimizes management incentive to drive shareholder value creation over the long-term and appropriately links compensation with financial performance.

TransDigm Group Incorporated	2025 Proxy Statement 49

Executive Compensation
The AOP metric is a measure of the intrinsic financial performance of TransDigm, that is not affected by the whims of the market like a stock price would be. AOP is calculated by subtracting net debt from the product of Pro Forma EBITDA As Defined and an acquisition-weighted market multiple, which is then divided by TransDigm’s number of diluted shares based on the treasury stock method of accounting. The AOP metric is adjusted for special dividends and share repurchases.

How Do We Calculate AOP?
(Pro Forma EBITDA As Defined x Acquisition-Weighted Market Multiple) - Net Debt(1)
Diluted Weighted Average Shares Outstanding

(1)“Net Debt” is calculated as TransDigm’s year-end consolidated total indebtedness minus cash and cash equivalents on TransDigm’s consolidated balance sheet.
TransDigm uses this calculation to determine AOP for any given year. When setting vesting targets, the prior year’s actual AOP is increased by 10% and 17.5% to set the minimum and maximum AOP target, respectively. These growth percentages, which reflect an intrinsic Internal Rate of Return (IRR), are robust goals that are on par with high performing private equity firms. No options will vest unless the minimum AOP target is met. If the minimum AOP target is met, options vest at 25%. In order to vest fully, the maximum AOP target must be achieved. Vesting percentages vary linearly in between the minimum and maximum AOP targets.
When Do Options Vest?

AOP, as reflected above, takes into consideration the following:
•    growth in EBITDA As Defined;
•    management of capital structure;
•    cash generation;
•    acquisition performance, including the acquisition price paid; and
•    the impact of option dilution on common shares outstanding.

50 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Further, the Compensation Committee has adopted a policy that it will not make discretionary amendments to any performance targets. AOP is adjusted for capital events pursuant to TransDigm’s stock option plans such as special dividends paid to shareholders and share repurchases. We believe these adjustments are appropriate and necessary to account for the early return of value to shareholders. This is the case because if a portion of the investment is returned early via special dividend or return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets does not make the targets any easier to achieve but rather maintains the IRR targets.
Other Option Terms
Our option program also has a feature that motivates our NEOs to remain focused on long-term performance. This feature seeks to avoid the potential conflict associated with any short-term decisions targeted towards vesting in any particular year. If TransDigm exceeds the AOP maximum target in a given year, the excess achievement may be used to make up for any shortfalls in the two years both before and after the given year. Options granted after 2020 may not carry-forward or carry-back more than $100 of AOP per year. As AOP grows, the $100 per year limitation becomes less significant. Although this carry-forward and carry-back feature of our compensation program is used infrequently, we believe it is important to maintain as it allows our NEOs to remain focused on long-term performance. This feature can also mitigate the punitive effect of significant market disruptions that occur after the AOP targets are set for a given year. For instance, a management team could perform exceptionally well in an economic downturn and fall short of the maximum AOP target for a given year, as that target was set at time when market conditions more favorable. Without this feature, the management team would be less likely to fully vest in that year, despite exceptional performance in that year. For these reasons, we believe that it is important to retain this feature that encourages our executive team to remain focused on the long-term.
In addition to vesting based on operational targets, in the event of a change in control, unvested options that were granted prior to FY 2024 will become fully vested and exercisable. As previously disclosed, we adopted double-trigger change in control provisions for NEO option awards starting in FY 2024. Beginning with options granted to NEOs in FY 2024, in the event of a change in control, any unvested options will become fully vested and exercisable only if either a replacement award is not provided in connection with such change in control, or in connection with such a replacement award the grantee’s employment is terminated for “good reason” by the grantee or without “cause” by TransDigm or its successors (as defined in the applicable employment agreement or option grant agreement) within two years following such change in control. We do not provide for any “gross up” to any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.
Treatment of Options for Executives Upon Termination
Option agreements for certain officers, including all of the NEOs granted prior to FY 2025, provide that if the officer’s employment terminates by reason of death, disability, without cause, for good reason or retirement (after at least age 60 plus at least 15 years of service or after at least age 65 plus at least ten years of service), vesting of the options will continue after termination generally as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During the first fiscal year after date of grant	—%
During the second fiscal year after date of grant	20%
During the third fiscal year after date of grant	40%
During the fourth fiscal year after date of grant	60%
During the fifth fiscal year after date of grant	80%
After the fifth fiscal year end after date of grant	100%
(1)Options will continue to vest in accordance with their terms if, and only if, the performance criteria are met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.
In FY 2025, option agreements for NEOs contain an updated retirement threshold for continued vesting. This change addresses shareholder feedback regarding discretion in vesting equity awards upon retirement and is more robust as it treats age and tenure more equitably by considering the sum of years of service and age. Starting in FY 2025, an NEO will be entitled to the post-termination vesting set forth above in connection with retirement so long as (1) the officer’s years of continuous employment with or service to the Company or any subsidiary (“Years of Service”) is equal to or exceeds 10 years, (2) the officer has six or more Years

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of Service in officer's most senior role, and (3) the combination of (a) the officer’s age in years, plus (b) the officer’s Years of Service equals at least 70.
Policies and Practices Regarding the Grant of Stock Options
Under the Company’s policies and practices, options (including those granted to NEOs) are generally granted at regularly scheduled Compensation Committee meetings during late October or early November through April. Grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are generally deferred until October or November, as vesting determinations are made after the end of each fiscal year. NEO annual awards typically occur at the end of October or early November. These Compensation Committee meetings are generally scheduled at least one year in advance. All options are granted under a shareholder-approved plan and at an exercise price equal to the closing market price of the Company’s common stock on the date of grant.
As a general matter, the Compensation Committee does not take material nonpublic information into account when determining the timing and terms of such awards. This grant timing is used to provide for a routine and regular grant practice regarding all employees’ options, and in order to make sure that the existence (or lack thereof) of material non-public information is not a factor in decisions about the timing or size of option grants. Similarly, the Company has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During FY 2024, the Company did not grant options to any NEO during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material non-public information.
Options to purchase 557,279 shares of common stock were granted under the program in FY 2024. The 2014 Stock Option Plan expired in July 2024 and no options are eligible to be granted under the plan as of September 30, 2024. The number of shares subject to the 2019 Stock Option Plan is 4,000,000, of which 3,435,370 shares remained available for granting under the plan as of September 30, 2024.
 Dividends and Dividend Equivalents
Dividends
Dividend decisions, like at other companies, are a capital structure decision made by the Board. We do not have a policy of paying regular dividends. Instead, the Board regularly evaluates our capital allocation strategy and will declare a special dividend based on an assessment of availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under our credit facilities.
Our preference for capital allocation is to invest in existing businesses or make accretive acquisitions. But, when internal business needs are met and acquisitions are not available, we elect to allocate capital to return to shareholders through dividends or stock repurchases. Because of the dynamic state of acquisition opportunities, as well as other external forces such as the health of credit markets, geopolitical activity, competitive industry opportunities and pressures, these special dividends are unpredictable, and, unlike other companies, have historically been very large. TransDigm paid a dividend of $35.00 in FY 2024.
Compensation impact is not a consideration when making dividend decisions. As discussed above in “Compensation Committee Judgment and Discretion,” dividends are also excluded from compensation decisions.
Dividend Equivalent Payments (DEPs)
DEPs pay option holders the same dividend that shareholders receive upon vesting of those options. Options are an important part of our compensation program because our compensation is heavily weighted towards long-term option compensation. After a dividend is declared, the stock price typically falls by the amount of the dividend at the ex-dividend date. Consequently, without the DEP our option holders would lose value equal to roughly the amount of the dividend. Therefore, DEPs keep option holders whole and help ensure management interests remain aligned with those of our shareholders.
Absent DEPs, option holders would be at a clear disadvantage to shareholders and would be incentivized to exercise and sell their vested options sooner in order to maintain the value provided from the dividend. We believe that failure to align management and shareholders could create incentives for management to deploy cash flow and utilize borrowing capacity in a manner other than the return of capital in the form of special dividends, which might not be in the best interests of shareholders. Further, without DEPs, management may be incentivized to seek short-term market gains rather than focusing on long-term equity value and shareholder returns.

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Executive Compensation

Option Holders Would Lose Value After a Dividend If They Did Not Receive DEPs

Share Price ($)
Dividend
Lost Value
Providing DEPs to option holders makes them whole
Before Dividend
After Dividend

Currently our Board of Directors, including Mr. Stein, do not receive DEPs. Instead, they receive a reduction in strike price equal to the amount of the dividend. This approach has not been implemented for other NEOs who are not Board Members for two primary reasons. First, option holders who receive a strike price reduction in lieu of DEPs do not receive the value of the dividend until they exercise the option. Therefore, these option holders lose the time-value of the DEPs as well as the opportunity to reinvest the DEPs. These option holders only receive the strike price, with no growth, years later when they exercise the options. Second, because these option holders only receive the value of the strike price reduction when they exercise, option holders are incentivized to exercise their options earlier. As discussed above, this decreases alignment with shareholders which inhibits the effectiveness of our long-term incentive program.
Our shareholder approved stock option plans allow for payments to option holders or adjustments to the options in the event of a capital event such as an extraordinary dividend. We also have dividend equivalent plans that provide option holders the right to receive DEPs if the Board declares a dividend on our common stock. Option holders, other than our Board of Directors, including Mr. Stein, receive cash DEPs on options (i) that have vested based on rigorous performance criteria and (ii) that the option holder has chosen not to exercise even though vested. Option holders who hold vested stock options at the time a dividend is paid will receive cash DEPs equal to the amount that he or she would otherwise have been entitled to receive had his or her vested stock option been exercised immediately prior to payment of the dividend. Option holders who hold unvested stock options will receive cash DEPs equal to the amount he or she would otherwise have been entitled to receive had his or her unvested stock option been vested and exercised immediately prior to payment of the dividend, but only if and when such stock option vests pursuant to its terms. We believe that we have structured DEPs under TransDigm’s dividend equivalent plans such that they are not subject to any excise tax under Section 409A of the Internal Revenue Code. Certain investors and proxy advisory firms have raised the issue as to whether TransDigm should pay dividend equivalents only upon an exercise of the options; however, we believe that tying payment of the dividend equivalents to the exercise of an option would result in excise taxes under Section 409A.
Retention Bonus Plan
Prior to Ms. Warren’s promotion to her current role, she was selected to participate in a Retention Bonus Plan for FY 2022 through FY 2024 that was designed to assist in the retention of certain key employees. None of TransDigm’s other NEOs participated in this program. Under the program, Ms. Warren was eligible (subject generally to continued employment) to earn up to 20%, then up to 30%, and then up to 50% of a total, three-year cash award opportunity at the end of each of FY 2022, FY 2023, and FY 2024, respectively, based on TransDigm’s degree of achievement of an annually-established adjusted AOP goal. AOP is calculated consistent with the methodology set forth above in “2024 Equity Based Incentives – Performance-based Option Vesting at Rigorous Targets.”
For FY 2024, Ms. Warren was eligible to earn the full 50% payment (or $169,000) for adjusted AOP achievement of at least $487.63. Adjusted AOP achievement of less than $456.51 would have resulted in Ms. Warren earning no portion of the award for the year. Adjusted AOP achievement between these two levels would have resulted in Ms. Warren earning a proportion of the total award. As a result of TransDigm’s performance during FY 2024, our adjusted AOP achievement for this program was determined to be $554.77, and Ms. Warren earned a payout of $169,000 (or 50% of her full three-year award).

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Other Compensation Policies and Considerations
Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a publicly held company can deduct in any tax year on compensation paid to “covered employees.” The Compensation Committee does not consider tax deductibility in determining executive compensation and will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not tax deductible by TransDigm.
Prohibition on Hedging, Pledging and Short Sales. No director, officer, or employee is permitted to pledge TransDigm stock or engage in short sales or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of TransDigm’s stock. We allow for certain portfolio diversification transactions, such as investments in exchange funds.
Equity Ownership Guidelines. We require management to maintain a significant personal investment in TransDigm. We increased our equity ownership guidelines in November 2023 in response to shareholder feedback. Mr. Stein is required to retain six times his salary in equity ownership, half of which must be retained in stock and the remainder of which can be in the form of in-the-money vested options. The remaining continuing NEOs are required to retain three times their salary in equity ownership, half of which must be retained in stock and the remainder of which can be in the form of in-the-money vested options. All continuing NEOs have five years to meet these requirements. NEOs cannot exercise any options unless they have met the ownership requirements. All NEOs are currently in compliance with these updated ownership requirements. Shares may be owned directly by the individual, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse, or the individual’s children. All of TransDigm’s other existing option holders are also required to maintain ownership of a minimum value of stock or vested options.
CEO and NEO Ownership Requirements
Shareholder Engagement Summary
We are proud of the significant improvement in the Say-on-Pay results (a nearly 18 percentage point increase) at the 2024 Annual Meeting, and we continue to strive to increase support for our executive compensation program. We are encouraged that 68.8% of our shareholders voted in favor of Say-on-Pay. Our leadership team and Board remain committed to better understand and address our shareholders’ feedback. Building on last year’s efforts, our Board has been particularly focused on engaging with shareholders on executive compensation to ensure our compensation plan aligns with shareholder expectations while also motivating our leadership team to deliver the financial results our shareholders have come to expect.
Our engagement program not only includes outreach to shareholders leading up to the annual meeting, but a cycle of outreach mid-year (late summer to fall) to gather feedback subsequent to our annual meeting. Our formalized engagement program is also robust in our efforts to solicit feedback, including persistent follow-up to the shareholders contacted to ensure that we are doing our best to engage with a significant portion of our shareholder base and giving shareholders the opportunity to voice their feedback whether it be positive or constructive.
Following our 2024 Annual Meeting, we reached out to 48 of our top 56 shareholders, which represent over 71% of our outstanding common stock. We conducted engagements with investors representing 66% of our outstanding common stock as result of this outreach. Engagements were led by senior leaders of TransDigm and included participation from Compensation Committee members and our LID for select engagements, including an in-person engagement with one of our largest shareholders.

54 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Shareholder Outreach Efforts

2024 Feedback and Actions
We received valuable feedback in our conversations with shareholders, and many of our conversations focused specifically on our executive compensation program. Overall, the feedback we received from shareholders was positive. Shareholders recognized the extensive enhancements we have made to our executive compensation program, disclosure, and governance practices in recent years and communicated their appreciation for our responsiveness to their concerns. While overall the conversations were positive, we received constructive feedback on how we can continue to improve, and we solicited feedback on key refinements we were considering. Below is a summary of the feedback that we received and our response.

What We Heard	What We Did

Shareholder Engagement
Our shareholders recognize that we have expanded our shareholder engagement efforts in recent years. Shareholders are appreciative of our enhanced engagement efforts and responsiveness and believe we should maintain our current practices.
We are committed to maintaining our enhanced approach to shareholder engagement and being responsive on issues highlighted by our shareholders. Our engagement program not only includes outreach to shareholders leading up to the annual meeting, but a cycle of outreach mid-year (late summer to fall) to gather feedback subsequent to our annual meeting. Directors will continue to participate in select engagements with shareholders.
Corporate Governance
Shareholders praised the Company for the corporate governance enhancements in recent years, including the appointment of LID, refreshed committee composition, and more fulsome disclosure of governance practices and board skills.
We will continue to engage with investors and regularly share their feedback with our Nominating and Corporate Governance Committee. We are committed to being responsive on consistent points of corporate governance feedback raised by investors.
Shareholders were interested in our ongoing board refreshment process, including how we are considering diversity in such process.	The Board is comprised of directors with diverse expertise and backgrounds, which we believe enables thoughtful decision-making. The Board is committed to identifying qualified female and minority candidates for consideration for the Board. The process of reviewing potential new Board members is ongoing to identify the appropriate candidate(s) for the future. Consistent with this commitment, four of the last five Board members added to the Board were either a female or a minority. We will continue to engage with our shareholders about the strategic evolution of our Board.

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Executive Compensation

We requested feedback on the adoption of an overboarding policy for TransDigm directors. Though there wasn’t a single approach that all shareholders agreed upon, shareholders expressed support for the adoption of a policy.
TransDigm adopted an overboarding policy for directors in FY 2024. The policy allows TransDigm Board members that are NEOs to serve on one public company board (exclusive of TransDigm), while non-NEO directors can serve on a total of three boards (inclusive of TransDigm). Overall shareholders were pleased with the policy and the conservative approach to the number of boards permitted for both NEO and non-NEO directors.
Executive Compensation
Shareholders were supportive of the changes to our peer group composition for FY 2024.	We are pleased that shareholders were supportive of the changes in our peer group composition. The new peer group for FY 2024 reflects almost 60% turnover in composition. We have also implemented a formal process to regularly review the composition of the peer group.
Most shareholders expressed a belief that our executive compensation plan design aligns CEO and NEO pay with TransDigm performance and shareholders.	While the structure of our long-term incentive plan may look different than many other companies, it ultimately drives pay for performance alignment, which we recognize is a foundational tenet of how our shareholders evaluate Say-on-Pay. We will continue to solicit feedback from shareholders in the future.
Shareholders expressed concern over the Compensation Committee's historical use of discretion in the payout of annual incentive bonuses, one-off equity retention awards, and special provisions for equity vesting upon retirement.
We understand that shareholders have a strong belief that payout or vesting discretion should be used in rare circumstances and, when utilized, be thoroughly explained in the proxy disclosures. In FY 2024, no payout or vesting discretion was utilized in any component of our compensation program. We are committed to use payout or vesting discretion only in extraordinary circumstances and provide fulsome disclosure if/when such a circumstance does arise.
Shareholders valued the enhanced executive compensation disclosure in our previous proxy statement (2024).	We are appreciative that our enhanced proxy disclosure has helped shareholders better understand our approach to managing our business and the role that our unique executive compensation plan plays in driving long-term value. We strive to continually enhance our disclosure, including this year, where we have added more fulsome disclosure on topics such as how our compensation program aligns out NEOs with our shareholders.
Shareholders were appreciative that during engagement calls we proactively explained the NEO promotion equity awards that would be reflected in this year’s proxy statement.
Shareholders were supportive of our approach and now have a better understanding of how our promotion equity awards are allocated, structured, and implemented. Discussions with shareholders informed the additional disclosure that appears in Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives on page 47.

Other Topics
We asked our shareholders for feedback on a refined retirement policy for our NEOs and other senior management. Shareholders were universally supportive of our new approach.	We implemented a formal modified “Rule of 70” retirement policy that enables retirement eligibility provisions for equity vesting when the sum of age and years of service (at least 10 years with 6 years in the most senior role) equals 70. We will review this policy on a regular basis to ensure it still meets the needs of TransDigm and its employees.
The Board will continue to thoughtfully review each piece of feedback we receive from shareholders and evaluate the appropriate path forward. We are pleased that our shareholders recognize the improvements we have made in recent years, and we look forward to continuing to engage meaningfully in the future.

56 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Clawback Policy
We adopted and maintain a Compensation Clawback Policy, effective October 2, 2023 (the “Clawback Policy”), which complies with required NYSE and SEC standards. The Clawback Policy provides for the prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the Clawback Policy is in general limited to any compensation granted, earned, or vested based wholly or in part on the attainment of one or more financial reporting measures.
In general, we may utilize a broad range of recoupment methods under the Clawback Policy. The Clawback Policy does not condition clawback on the fault of the executive officer, but we are not required to clawback amounts in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and (1) we have already attempted to recover such amounts but the direct expenses paid to a third party in an effort to enforce the Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code and applicable regulations. Operation of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. We may not indemnify any such executive officer against the loss of such recovered compensation.
Insider Trading Policy
We have adopted an insider trading policy and procedures applicable to our officers, directors, and employees, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the NYSE listing standards.
Our Amended and Restated Insider Trading and Confidentiality Policy Statement (“Insider Trading Policy”) prohibits our officers, directors, and employees and related persons and entities from trading in securities of TransDigm and other companies with whom we transact business while in possession of material, nonpublic information. Our Insider Trading Policy also generally prohibits our officers, directors, and employees from disclosing material, nonpublic information regarding TransDigm.
Our Insider Trading Policy requires that our executive officers and directors and other designated employees only transact in TransDigm securities during an open window period, subject to limited exceptions. In addition, our Insider Trading Policy requires that our executive officers and directors and certain other designated employees obtain approval in advance of transactions in TransDigm securities.
Compensation Committee Interlocks and Insider Participation
Messrs. Barr, McCullough, and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

TransDigm Group Incorporated	2025 Proxy Statement 57

Executive Compensation
Fiscal 2024 Summary Compensation Table
The following information is set forth with respect to our President and CEO, CFO, and TransDigm’s three other most highly compensated executive officers serving as an executive officer at September 30, 2024.

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

Kevin M. Stein, President, Chief Executive Officer, and Director	2024	1,452,500	—	15,822,774	2,511,495	1,645,600	21,432,369
	2023	1,372,500	—	20,179,574	2,275,000	18,300	23,845,374
	2022	1,273,750	376,375	12,486,796	1,886,625	2,686,450	18,709,996
Sarah L. Wynne, Chief Financial Officer	2024	712,500	—	18,131,840	825,775	2,014,405	21,684,520
	2023	570,208	81,152	1,578,426	541,017	332,675	3,103,479
	2022	466,875	5,664	3,453,795	359,336	692,510	4,978,180
Michael J. Lisman, Co-Chief Operating Officer	2024	762,750	—	17,126,019	879,308	6,048,850	24,816,927
	2023	720,000	—	9,336,999	764,400	2,176,190	12,997,589
	2022	656,250	18,200	—	631,800	4,085,155	5,391,405
Joel B. Reiss, Co-Chief Operating Officer	2024	747,750	—	12,037,422	879,308	7,760,250	21,424,730
	2023	568,333	79,885	1,578,426	532,567	837,350	3,596,562

Jessica L. Warren, General Counsel, Chief Compliance Officer, and Secretary	2024	560,000	—	1,570,921	598,403	679,128	3,408,452
	2023	447,519	—	10,106,640	433,275	52,507	11,039,940

(1)Amounts reported for FY 2024 represent base salaries paid for service during FY 2024, and include any base salary deferred into TransDigm’s qualified 401(k) plan by the NEOs for FY 2024. For more information about FY 2024 base salaries for the NEOs, see “Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Annual Base Salary” above.
(2)TransDigm has a performance-based annual incentive plan, with Compensation Committee discretion to adjust award payouts by up to 20%. No positive payout discretion was used in FY 2024. The calculated amount is disclosed in the Non-Equity Incentive Plan Compensation column. For more information about the operation of the FY 2024 annual cash incentive program, see “Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Annual Cash Incentives” above.
(3)Amounts reported for FY 2024 represent the grant date fair values of performance-based stock options awarded during FY 2024 under TransDigm’s applicable stock option plan. See Note 16 of the Notes to the Consolidated Financial Statements included in TransDigm’s 2024 Form 10-K for information on the grant date fair value of such awards and a description of the assumptions used in that computation. The actual value of such stock options will depend on whether the options vest and the trading price of the stock at both the time of exercise and the time the underlying stock is ultimately sold. For more information about the operation of the FY 2024 stock option grants, see “Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives” above.
(4)TransDigm has a performance-based annual cash incentive plan, which permits the Compensation Committee to apply discretion to adjust award payouts by up to 20%. No positive payout discretion was used in FY 2024. The total amounts reported for FY 2024 represent calculated payouts under the performance-based annual incentive plan for predetermined performance measures and goals for FY 2024, as described above. For Ms. Warren, $429,403 of the amount reported in this column for FY 2024 was earned pursuant to such performance-based annual cash incentive plan. The remaining amount reported in this column for FY 2024 for Ms. Warren reflects a performance-based cash amount earned for FY 2024 performance under a TransDigm Retention Bonus Plan, as described above. For more information about the awards reported in this column for FY 2024, see “Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives” and “Compensation Discussion and Analysis – 2024 NEO Compensation – Retention Bonus Plan” above.
(5)Amounts reported for FY 2024 include: (1) the annual TransDigm contribution and matching contribution under the 401(k) plan for NEOs as follows: Mr. Stein, $20,600; Ms. Wynne, $20,100; Mr. Lisman, $19,760; Mr. Reiss, $20,100; and Ms. Warren, $20,100; and (2) DEPs on vested but unexercised stock option awards under TransDigm’s dividend equivalents plans relating to dividends declared and paid on TransDigm’s common stock as follows: Mr. Stein, $1,625,000; Ms. Wynne, $1,994,305; Mr. Lisman, $6,029,090; Mr. Reiss, $7,740,150; and Ms. Warren, $659,028. For more information about the operation of the DEPs program in FY 2024, see “Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives – Dividends and Dividend Equivalents” above.

58 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Fiscal 2024 Grants of Plan-Based Awards
The following table sets forth information concerning options granted and short-term cash incentive award targets set in FY 2024 for the NEOs (in dollars, except for estimated future payouts under equity plans).

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards (per share) ($)	Option Award Grant Date Fair Value of Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold(1) (#)	Target(2) (#)	Maximum (#)

Kevin M. Stein	Annual Incentive	11/2/2023	1,543,500	2,205,000	2,866,500	—	—	—	—	—
	Performance-based Option (3)	11/2/2023	—	—	—	10,450	41,800	41,800	869.73	15,822,774
Sarah L. Wynne	Annual Incentive	11/2/2023	507,500	725,000	942,500	—	—	—	—	—
	Performance-based Option (4)	11/2/2023	—	—	—	11,975	47,900	47,900	869.73	18,131,840
Michael J. Lisman	Annual Incentive	11/2/2023	540,400	772,000	1,003,600	—	—	—	—	—
	Performance-based Option (5)	11/2/2023	—	—	—	4,500	18,000	18,000	869.73	6,813,635
	Performance-based Option (4)	1/24/2024	—	—	—	5,750	23,000	23,000	1,059.92	10,312,384
Joel B. Reiss	Annual Incentive	11/2/2023	540,400	772,000	1,003,600	—	—	—	—	—
	Performance-based Option (4)	11/2/2023	—	—	—	7,950	31,800	31,800	869.73	12,037,422
Jessica L. Warren	Annual Incentive	11/2/2023	382,200	546,000	709,800	—	—	—	—	—
	Performance-based Option (4)	11/2/2023	—	—	—	1,038	4,150	4,150	869.73	1,570,921

(1)Calculated to represent the amount that would vest if the minimum performance criteria were met in the applicable years. If the minimum performance criteria is between the amount required to vest the minimum annual amount and the amount required to vest the maximum annual amount, the percent of options that vest will be determined by linear interpolation. Any options that do not vest in a year because of a shortfall of AOP (as defined in “Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives”) may vest in the following two years if there is an excess of AOP in such years. In addition, any excess in AOP in a year may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may more than $100 of AOP be carried forward or carried back and any amounts used in calculating current year, prior year or future year AOP may not be used more than once. AOP targets are adjusted for anti-dilutive reasons, including special dividends and share repurchases, and the adjusted AOP targets as of September 30, 2024 are set forth in the footnotes below. The AOP calculation is explained in more detail above in “Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives.”
(2)Target amounts are not established under the grant but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.
(3)Options vest in 2028 as follows: 25% if AOP is at least $612.86 per diluted share in 2028 and 100% if AOP is at least $853.05 per diluted share in 2028.
(4)Options vest equally in 2024 - 2028 as follows: 5% if the AOP is at least $418.59 and 20% if the AOP is at least $447.53 per diluted share in 2024 (the AOP was $554.77 in 2024 so 20% of the options vested), 5% if the AOP is at least $460.45 and 20% if the AOP is at least $525.85 per diluted share in 2025, 5% if the AOP is at least $506.50 and 20% if the AOP is at least $617.87 per diluted share in 2026, 5% if the AOP is at least $557.15 and 20% if the AOP is at least $726.00 per diluted share in 2027 and 5% if the AOP is at least $612.86 and 20% if the AOP is at least $853.05 per diluted share in 2028.
(5)Options vest equally in 2027 - 2028 as follows: 12.5% if the AOP is at least $557.15 and 50% if the AOP is at least $726.00 per diluted share in 2027 and 12.5% if the AOP is at least $612.86 and 50% if the AOP is at least $853.05 per diluted share in 2028.
Grants made in FY 2024 are described more fully in the Compensation Discussion and Analysis section of this proxy statement. More information concerning the terms of the NEO’s employment agreements is provided under the section titled “Employment Agreements” of this proxy statement. More information concerning the amount of salary and incentive compensation in proportion to total compensation for the CEO and the other NEOs is provided under the section of this proxy statement entitled “Compensation Discussion and Analysis – 2024 NEO Compensation.”

TransDigm Group Incorporated	2025 Proxy Statement 59

Executive Compensation
Outstanding Equity Awards at 2024 Fiscal Year-End
The following table sets forth information concerning unexercised options as of September 30, 2024 with respect to the NEOs.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price (per share)(13) ($)	Option Expiration Date

Kevin M. Stein	153,500	—		270.88	4/25/2028
	50,000	—		506.28	11/15/2029
	—	68,000	(1)	507.31	11/11/2030
	—	49,350	(2)	589.50	11/12/2031
	—	83,100	(3)	547.80	11/9/2032
	—	41,800	(4)	834.73	11/2/2033
Sarah L. Wynne	10,000	—		559.78	11/15/2029
	14,400	3,600	(5)	560.81	11/11/2030
	8,190	5,460	(6)	643.00	11/12/2031
	—	6,500	(7)	582.80	11/9/2032
	9,580	38,320	(8)	869.73	11/2/2033
Michael J. Lisman	92,000	—		347.17	11/5/2028
	46,160	11,540	(5)	560.81	11/11/2030
	—	38,450	(7)	582.80	11/9/2032
	—	18,000	(9)	869.73	11/2/2033
	4,600	18,400	(8)	1,059.92	1/24/2034
Joel B. Reiss	21,300	—		226.34	11/6/2025
	65,000	—		284.97	11/8/2027
	43,000	—		476.81	4/25/2029
	32,100	—		559.78	11/15/2029
	—	28,600	(10)	643.00	11/12/2031
	—	6,500	(7)	582.80	11/9/2032
	6,360	25,440	(8)	869.73	11/2/2033
Jessica L. Warren	275	275	(11)	560.81	11/11/2030
	1,470	980	(6)	643.00	11/12/2031
	14,400	21,600	(12)	700.50	1/25/2033
	830	3,320	(8)	869.70	11/2/2033
(1)Options generally vest as follows: 25% if AOP is at least $170.88 and 100% if AOP is at least $232.42 in 2025. AOP targets are adjusted for anti-dilutive reasons, including special dividends and share repurchases, and the adjusted AOP targets as of September 30, 2024 are set forth in the footnotes herein. The AOP calculation is explained in detail above in “Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives.”
(2)Options generally vest as follows: 25% if AOP is at least $187.97 and 100% if AOP is at least $273.09 in 2026.
(3)Options generally vest as follows: 25% if AOP is at least $351.90 and 100% if AOP is at least $494.50 in 2027.
(4)Options generally vest as follows: 25% if AOP is at least $612.86 and 100% if AOP is at least $853.05 in 2028.
(5)Remaining unvested options generally vest as follows: 5% of the total award if the AOP is at least $170.88 and 20% of the total award if the AOP is at least $232.42 in 2025.
(6)Remaining unvested options generally vest as follows: 5% if the AOP is at least $170.88 and 20% if the AOP is at least $232.42 in 2025 and 5% if the AOP is at least $187.97 and 20% if the AOP is at least $273.09 in 2026.
(7)Options generally vest as follows: 12.5% of the total award if the AOP is at least $319.91 and 50% of the total award if the AOP is at least $420.85 per diluted share in 2026; and 12.5% of the total award if the AOP is at least $351.90 and 50% of the total award if the AOP is at least $494.50 per diluted share in 2027.
(8)Remaining unvested options generally vest as follows: 5% of the total award if the AOP is at least $460.45 and 20% of the total award if the AOP is at least $525.85 in 2025; 5% of the total award if the AOP is at least $506.50 and 20% of the total award if the AOP is at least $617.87 in 2026; 5% of the total award if the AOP is at least $557.15 and 20% of the total award if the AOP is at least $726.00 in 2027; and 5% of the total award if the AOP is at least $612.86 and 20% of the total award if the AOP is at least $853.05 in 2028.
(9)Options generally vest as follows: 12.5% if the AOP is at least $557.15 and 50% if the AOP is at least $726.00 in 2027 and 12.5% if the AOP is at least $612.86 and 50% if the AOP is at least $853.05 in 2028.
(10)Options generally vest as follows: 12.5% if the AOP is at least $170.88 and 50% if the AOP is at least $232.42 in 2025 and 12.5% if the AOP is at least $187.97 and 50% if the AOP is at least $273.09 in 2026.
(11)Remaining unvested options generally vest as follows: 12.5% if AOP is at least $170.88 and 50% if AOP is at least $232.42 in 2025.
(12)Remaining unvested options generally vest as follows: 5% if the AOP is at least $290.82 and 20% if the AOP is at least $358.17 in 2025; 5% if the AOP is at least $319.91 and 20% if the AOP is at least $420.85 in 2026; and 5% if the AOP is at least $351.90 and 20% if the AOP is at least $494.5 in 2027.
(13)Exercise prices for Mr. Stein have been reduced on an equitable, anti-dilution basis by the amount of dividends declared in FY 2022 ($18.50) and FY 2023 ($35.00) in lieu of receiving DEPs in cash.

60 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Option Exercises and Stock Vested in Fiscal 2024
The following table sets forth information with respect to the number of shares acquired by the NEOs upon exercise of options and the value realized through such exercise during FY 2024.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Kevin M. Stein	60,000	58,342,641
Sarah L. Wynne	8,550	7,143,536
Michael J. Lisman	28,000	21,397,439
Joel B. Reiss	36,000	33,515,293
Jessica L. Warren	1,450	1,447,179
Potential Payments Upon Termination or Change in Control as of September 30, 2024
All of the NEOs have severance benefits governed by their employment agreements.
Pursuant to the terms of his employment agreement, if Mr. Stein is terminated for cause (as defined in his employment agreement), he will receive only any unpaid but accrued base salary and benefits. Upon termination for cause, any vested options terminate within the shorter of 30 days (tolled for any black-out period) and 10 years after the grant date. As of September 30, 2024, Mr. Stein had no unpaid but accrued salary and benefits. If Mr. Stein is terminated for death or disability or without cause by TransDigm or voluntarily resigns for good reason (each as defined in the agreement and described under “Employment Agreements” below), he will receive (a) two times his annual salary, (b) two times the greater of (i) all bonuses paid or payable for the fiscal year immediately prior to the date of termination or (ii) the target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with TransDigm’s annual incentive program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage. The amount will be payable in equal monthly installments over the two-year period following his termination.
Pursuant to the terms of their respective employment agreements, if Ms. Wynne, Mr. Lisman, Mr. Reiss, or Ms. Warren is terminated for cause (as defined in the applicable employment agreement), he or she will receive only any unpaid but accrued base salary and benefits. As of September 30, 2024, none of Mr. Lisman, Mr. Reiss, Ms. Wynne, or Ms. Warren had unpaid but accrued base salary or benefits. Options generally cease being exercisable upon a termination of an awardee’s employment with the Company for Cause (as defined in an applicable employment agreement). If Ms. Wynne, Mr. Lisman, Mr. Reiss, or Ms. Warren is terminated by reason of death or disability or without cause by TransDigm or voluntarily resigns for good reason (each as defined in his or her agreement and described under “Employment Agreements” below), he or she will receive (a) 1.25 times his or her annual salary, (b) 1.25 times the greater of (i) all bonuses paid or payable to him or her for the fiscal year immediately prior to the date of termination or (ii) the target bonus for the fiscal year in which the date of termination occurs, determined in accordance with TransDigm’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his or her employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage. In each case, the amount will be payable in equal monthly installments over the 12-month period following his or her termination.

TransDigm Group Incorporated	2025 Proxy Statement 61

Executive Compensation
In addition, certain option grants for Mr. Stein, Mr. Lisman, Mr. Reiss, Ms. Wynne, or Ms. Warren have post-employment vesting provisions. If any of them had died, become disabled, been terminated by TransDigm without cause or resigned his or her employment for good reason on September 30, 2024, he or she would have had options be permitted to vest in accordance with their terms as set forth in the table below.

Name	Number of Unvested Options (#)	Option Expiration Date	Number of Options Permitted to Continue to Vest upon Termination (9/30/24) (#)

Kevin M. Stein	68,000	11/11/2030	40,800
	49,350	11/12/2031	19,740
	83,100	11/9/2032	16,620
	41,800	11/2/2033	—
Sarah L. Wynne	3,600	11/11/2030	2,160
	5,460	11/12/2031	2,184
	6,500	11/9/2032	1,300
	38,320	11/2/2033	—
Michael J. Lisman	11,540	11/11/2030	6,924
	38,450	11/9/2032	7,690
	18,000	11/2/2033	—
	18,400	1/24/2034	—
Joel B. Reiss	28,600	11/12/2031	11,440
	6,500	11/9/2032	1,300
	25,440	11/2/2033	—
Jessica L. Warren	275	11/11/2030	—
	980	11/12/2031	—
	21,600	1/25/2033	4,320
	3,320	11/2/2033	—
TransDigm’s equity plans or awards have provisions for accelerated vesting in certain circumstances on a change in control. For options granted prior to FY 2024, in the event of a change in control, unvested options will become fully vested and exercisable. Beginning with options granted in FY 2024, in the event of a change in control, any unvested options will become fully vested and exercisable only if either a replacement award is not provided in connection with such change in control, or if in connection with such a replacement award the grantee’s employment is terminated for “good reason” by the grantee or without “cause” by TransDigm or its successors (as defined in the applicable employment agreement or stock option agreement) within two years following such change in control. If a change in control had occurred on September 30, 2024, Mr. Stein, Ms. Wynne, Mr. Lisman, Mr. Reiss, and Ms. Warren would have had 200,450, 15,560, 49,990, 35,100, and 22,855 options, respectively, vest, with an intrinsic but unrealized value of $191,990,874, $12,888,247, $42,461,821, $27,914,263 and $16,701,893, respectively (assuming the change in control price was $1,427.13, the closing price of our stock on the NYSE on September 30, 2024, but that none of these NEOs experienced a qualifying termination of employment on such date). Additionally, if in connection with such change in control a replacement award was not provided Mr. Stein, Ms. Wynne, Mr. Lisman, Mr. Reiss, and Ms. Warren would have had an additional 41,800, 38,320, 36,400, 25,440, and 3,320 options, respectively, vest with an intrinsic but unrealized value of $24,762,320, $21,359,568, $16,789,864, $14,180,256, and $1,850,668, respectively (assuming the change in control price was $1,427.13, the closing price of our stock on the NYSE on September 30, 2024). If in connection with a replacement award the named executive’s employment is terminated for “good reason” by the named executive or without “cause” by TransDigm or its successors within two years following such change in control, the named executive’s compensation would also include amounts listed in the column for “Termination without Cause” or “Voluntary Termination for Good Reason,” as applicable, in the table below.
In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2024, the NEOs would have been entitled to receive the following aggregate amounts:

62 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation

Name	Change in Control ($)(1)	Change in Control and Qualifying Event ($)(2)	Termination for Cause ($)	Termination without Cause ($)	Termination for Death/ Disability ($)	Voluntary Termination for Good Reason ($)	Voluntary Termination Without Good Reason ($)

Kevin M. Stein	191,990,874	219,888,194	—	7,523,054	7,523,054	7,523,054	—
Sarah L. Wynne	12,888,247	34,247,815	—	1,835,525	1,835,525	1,835,525	—
Michael J. Lisman	42,461,821	59,251,685	—	1,939,112	1,939,112	1,939,112	—
Joel B. Reiss	27,914,263	42,094,519	—	1,963,054	1,963,054	1,963,054	—
Jessica L. Warren	16,701,893	18,552,461	—	1,229,317	1,229,317	1,229,317	—
(1)These amounts, consisting solely of the intrinsic value of stock options under the described conditions disclosed above, assume that the NEO was not terminated in connection with the change in control. If the named executive was terminated without cause in connection with a change in control, his or her compensation would also include amounts listed in the column for “Termination without Cause.”
(2)These amounts, consisting solely of the intrinsic value of stock options under the described conditions disclosed above, assume that either NEO did not receive a replacement award in connection with the change in control or in connection with such a replacement award the named executive’s employment is terminated for “good reason” by the named executive or without “cause” by TransDigm or its successors (as defined in the applicable employment agreement or stock option agreement) within two years following such change in control. If the named executive’s employment is terminated for “good reason” by the named executive or without “cause” by TransDigm or its successors within two years following such change in control, the named executive’s compensation would also include amounts listed in the column for “Termination without Cause” or “Voluntary Termination for Good Reason,” as applicable.
Employment Agreements
Mr. Stein entered into an amended and restated employment agreement with TransDigm to serve as CEO in April 2018 and amended such agreement in February 2024. Unless earlier terminated by TransDigm or Mr. Stein, the current term of Mr. Stein’s employment expires October 1, 2029, with no automatic right of renewal.
Ms. Wynne entered into an amended and restated employment agreement with TransDigm in July 2023 in connection with her promotion to CFO. Unless earlier terminated by TransDigm or Ms. Wynne, the term of her agreement extends until September 30, 2028, with no automatic right of renewal.
Mr. Lisman entered into an amended and restated employment agreement with TransDigm in July 2023 in connection with his promotion to Co-COO. Unless earlier terminated by TransDigm or Mr. Lisman, the term of his agreement extends until September 30, 2028, with no automatic right of renewal.
Mr. Reiss entered into an amended and restated employment agreement with TransDigm in July 2023 in connection with his promotion to Co-COO. Unless earlier terminated by TransDigm or Mr. Reiss, the term of his agreement extends until September 30, 2028, with no automatic right of renewal.
Ms. Warren entered into an employment agreement with TransDigm in February 2023. Unless earlier terminated by TransDigm or Ms. Warren, the term of her agreement extends until December 31, 2027, with no automatic right of renewal.
The employment agreements provide that if an NEO is terminated for any reason, he or she will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by TransDigm. In addition, if his or her employment is terminated:
•without cause (as defined in his or her employment agreement);
•by the NEO for certain enumerated good reasons, which include: a material diminution in his or her title, duties or responsibilities, without his or her prior written consent; a reduction of his or her aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his or her prior written consent; or any material breach of this Agreement by TransDigm; or (solely in the case of Mr. Stein) TransDigm requires him, without his prior written consent, to be based at any location that requires a relocation greater than 30 miles from Cleveland, Ohio; or TransDigm’s refusal to amend the agreement to extend the term or any renewal thereof at least one year or enter into a new agreement on substantially similar terms without providing him with comparable severance; or
•due to his or her death or disability (as defined in his or her employment agreement);
then TransDigm will pay the severance described elsewhere in this proxy statement.

TransDigm Group Incorporated	2025 Proxy Statement 63

Executive Compensation
During the term of each executive officer’s employment and following any termination of his or her employment, for a period of (a) 24 months in the case of Mr. Stein and (b) 12 months in the case of a termination without cause or for enumerated good reasons or 24 months in the event of voluntary termination without enumerated good reasons or termination for cause in the case of the other NEOs, the NEO will be prohibited from engaging in any business that competes with any business of TransDigm or its subsidiaries. In addition, during the term of employment and for the two-year period following the termination of each executive officer’s employment for any reason, he or she will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, TransDigm during the 12-month period prior to the date of the termination of his or her employment, to terminate their employment or consulting relationship with TransDigm. Under the terms of his or her employment agreement, each NEO is also subject to certain confidentiality and non-disclosure obligations, and TransDigm has agreed, so long as the NEO is not in breach of certain of his or her obligations under his or her employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him or her in connection with any action, suit or proceeding to which he may be made a party by reason of being or having been a director, officer or employee of TransDigm or serving or having served any other enterprise as a director, officer or employee at TransDigm’s request.
CEO Pay Ratio
The SEC requires us to disclose the annual total compensation of each of Mr. Stein (our CEO) and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Fiscal 2024 Summary Compensation Table). In FY 2024, Mr. Stein’s annual total compensation was $21,432,369. Our median employee’s annual total compensation was $62,513. The ratio of Mr. Stein’s annual total compensation to our median employee’s annual total compensation was 343:1.
In determining our median employee, we chose September 30, 2024, the date of our prior completed fiscal year. We identified the median employee by calculating total cash compensation (base salary, including overtime, and cash incentive compensation, where applicable) of all persons employed by us as of our FY 2024 year-end. In determining our median employee, we did not use any of the exemptions permitted under SEC rules. Similarly we did not rely on any material assumptions, adjustments (e.g. cost of living adjustments) or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Mr. Stein. Once we identified our median employee, we re-calculated such employee’s annual total compensation consistent with the Fiscal 2024 Summary Compensation Table for purpose of determining the ratio of Mr. Stein’s annual total compensation to such employee’s total compensation.
Pay Versus Performance
The SEC requires us to disclose the following pay versus performance information. The table below provides information concerning the relationship between compensation actually paid to certain years’ NEOs, calculated in accordance with SEC rules, and certain elements of TransDigm performance for FYs 2024, 2023, 2022 and 2021.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
			Average Summary Comp. Table Total for Non-PEO Named Executive Officers ($)(1)	Average Comp. Actually Paid to Non-PEO Named Executive Officers ($)(1)(3)	Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Comp. Table Total for PEO ($)(1)	Comp. Actually Paid to PEO ($)(1)(2)			Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(4)	Net Income ($ Millions)	EBITDA As Defined Dollars ($ Millions)(5)

2024	21,432,369	173,869,469	17,833,657	50,445,266	311.63	181.73	1,715	4,173
2023	23,845,374	80,979,736	8,539,897	20,541,600	183.71	129.19	1,299	3,395
2022	18,709,996	2,210,189	6,683,966	(442,736)	114.35	105.57	867	2,646
2021	21,484,504	44,523,404	16,577,165	28,844,554	131.46	137.33	681	2,189
(1)Kevin M. Stein served as our principal executive officer (“PEO”) for 2021, 2022, 2023 and 2024. Our non-PEO NEOs included W. Nicholas Howley, Robert S. Henderson, Jorge L. Valladares III, Michael J. Lisman and Sarah L. Wynne for 2021, Jorge L. Valladares III, Michael J. Lisman, Sarah L. Wynne and Halle F. Martin for 2022, Sarah L. Wynne, Jorge L. Valladares III, Michael J. Lisman, Joel B. Reiss and Jessica L. Warren for 2023, and Sarah L. Wynne, Michael J. Lisman, Joel B. Reiss and Jessica L. Warren for 2024.

64 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
(2)Compensation Actually Paid to our PEO reflects the following adjustments from “Total Compensation” reported in the Fiscal 2024 Summary Compensation Table (in dollars):

PEO	2024

Summary Compensation Table (“SCT”) Total for PEO (Column (b))	21,432,369
Less: Stock Award values reported in SCT	—
Less: Option Award values reported in SCT	(15,822,774)
Plus (Less): Change in fair value (from prior year-end to covered year-end) of equity awards granted in prior years that were outstanding and unvested as of the covered year-end	106,523,312
Plus: Covered year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	33,694,562
Plus: Vesting date fair value of equity awards granted and vested in the covered year	—
Plus (Less): Change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in the covered year	28,042,000
Less: Fair value as of prior year-end of equity awards granted in prior years that failed to vest in the covered year	—
Plus: Dollar value of dividends paid on equity awards in the covered year	—
Less: Aggregate change in actuarial present value of pension benefits	—
Plus: Service cost of pension benefits	—
Plus: Prior service cost of pension benefits	—
Compensation Actually Paid to PEO (Column (c))	173,869,469

(3)Average Compensation Actually Paid to our non-PEO NEOs reflects the following adjustments from average “Total Compensation” reported in the Fiscal 2024 Summary Compensation Table (in dollars):

NEO	2024

Average SCT Total for Non-PEOs (Column (d))	17,833,657
Less: Stock Award values reported in SCT	—
Less: Option Award values reported in SCT	(12,216,550)
Plus (Less): Change in fair value (from prior year-end to covered year-end) of equity awards granted in prior years that were outstanding and unvested as of the covered year-end	15,201,392
Plus: Covered year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	19,951,378
Plus: Vesting date fair value of equity awards granted and vested in the covered year	4,103,954
Plus (Less): Change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in the covered year	5,571,435
Less: Fair value as of prior year-end of equity awards granted in prior years that failed to vest in the covered year	—
Plus: Dollar value of dividends paid on equity awards in the covered year	—
Less: Aggregate change in actuarial present value of pension benefits	—
Plus: Service cost of pension benefits	—
Plus: Prior service cost of pension benefits	—
Compensation Actually Paid to Non-PEOs (Column (e))	50,445,266
(4)Represents the cumulative total shareholder return of the S&P Aerospace & Defense Select Index, which we consider to be our peer group for purposes of the performance graph included in our Annual Reports on Form 10-K.
(5)For information regarding the calculation of EBITDA As Defined, see the “Compensation Discussion and Analysis” section of this proxy statement, plus Appendix A for a reconciliation of income from continuing operations to EBITDA As Defined.

TransDigm Group Incorporated	2025 Proxy Statement 65

Executive Compensation
Certain Relationships between Pay and Performance
The following graphical comparisons describe the relationships between certain figures included in the Pay Versus Performance table for each of 2024, 2023, 2022 and 2021, including (a) a comparison between our cumulative total shareholder return and the total shareholder return of the peer group reflected in the table above; and (b) comparisons between (i) the compensation actually paid to the PEO and the average compensation actually paid to our non-PEO NEOs and (2) each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance table.

Relationship Between Compensation Actually Paid and Total Shareholder Return
Compensation Actually Paid (000s)
180,000
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
Total Shareholder Return
$300.00
$200.00
$100.00
$0.00
$173,869
$311.63
$80,980
$183.71
$181.73
$137.33
$131.46
$114.35
$129.19
$44,523
$50,445
$28,845
$105.57
$20,542
$2,210
-$443
2021
2022
2023
2024
Fiscal Year Ended September 30
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
TDG TSR
Peer Group TSR

Relationship Between Compensation Actually Paid and EBITDA As Defined
Compensation Actually Paid (000s)
180,000
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
EBITDA as Defined
$2,189
$44,523
$28,845
$2,646
$2,210
-$443
$3,395
$80,980
$20,542
$173,869
$4,173
$50,445
2021
2022
2023
2024
Fiscal Year Ended September 30
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
TDG EBITDA As Defined

66 2025 Proxy Statement	TransDigm Group Incorporated

Executive Compensation

Relationship Between Compensation Actually Paid and Net Income
Compensation Actually Paid (000s)
180,000
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
$1,800
$1,500
$1,200
$900
$600
$300
$0
Net Income
$44,523
$28,845
$681
$2,210
-$443
$867
$80,980
$20,542
$1,299
$173,869
$50,445
$1,715
2021
2022
2023
2024
Fiscal Year Ended September 30
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
TDG Net Income

Tabular List of Financial Performance Measures
The following represent the most important financial performance measures used to link compensation actually paid for FY 2024 to TransDigm’s performance. Refer to the “Compensation Discussion and Analysis” section within this proxy statement for further details about these financial performance measures.
•AOP
•EBITDA As Defined dollars
•EBITDA As Defined margin

TransDigm Group Incorporated	2025 Proxy Statement 67

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of TransDigm’s accounting, auditing, and financial reporting practices. Management has the responsibility for the preparation of TransDigm’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and TransDigm’s independent registered public accounting firm.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
The Audit Committee reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee reviewed and discussed TransDigm’s audited financial statements for the fiscal year ended September 30, 2024 with management.
Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that TransDigm’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2024 for filing with the SEC.
The Audit Committee

Sean P. Hennessy, Chair	Jane M. Cronin	Michele L. Santana

68 2025 Proxy Statement	TransDigm Group Incorporated

Proposal Two
Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2025
The Audit Committee has re-appointed Ernst & Young LLP as TransDigm’s independent registered public accounting firm and as the auditors of TransDigm’s consolidated financial statements for FY 2025. The Audit Committee reviews the performance of the independent registered public accounting firm annually. In making the determination to re-appoint Ernst & Young LLP for FY 2025, the Audit Committee considered, among other factors, the independence and performance of Ernst & Young LLP, and the quality and candor of Ernst & Young LLP’s communications with the Audit Committee and management. Ernst & Young LLP has served as TransDigm’s independent registered public accounting firm since 2004.
At the annual meeting, our shareholders are being asked to ratify the appointment of Ernst & Young LLP as TransDigm’s independent registered public accounting firm for FY 2025. Although ratification of the Audit Committee’s appointment of Ernst & Young LLP is not required, we believe that shareholder ratification of the appointment is a good corporate governance practice. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. In such event, the Audit Committee may retain Ernst & Young LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders.
Even if this appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of TransDigm and its shareholders. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions.
Fees Paid to the Independent Registered Public Accounting Firm
The following table shows the fees billed by TransDigm’s independent registered public accounting firm for the years ended September 30, 2024 and September 30, 2023.

	FY 2024 ($)	FY 2023 ($)

Audit Fees(1)	8,615,000	8,056,000
Audit-Related Fees(2)	61,000	46,000
Tax Fees(3)	1,588,000	581,000
All Other Fees(4)	10,000	10,000
(1)Audit fees are fees for professional services rendered in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, certain statutory audits required for our international subsidiaries and reviews of our quarterly consolidated financial statements.
(2)Audit-related fees include employee benefit plans and other agreed-upon procedures and attestation engagements.
(3)Tax fees include professional services rendered for tax compliance and tax advisory services. These services include the review of certain tax returns, tax audit assistance and legal entity restructuring.
(4)All other fees include publications and online subscriptions/content.

TransDigm Group Incorporated	2025 Proxy Statement 69

Audit Committee Pre-Approval Policy
The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services were preapproved by the Audit Committee.
Although the Audit Committee may select our independent auditors without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal to be a ratification by the shareholders of the selection of Ernst & Young LLP as TransDigm’s independent auditors. Abstentions will have the same effect as a vote against the proposal. Ratification of the Audit Committee’s selection of TransDigm’s independent auditors is a “routine” matter so there should be no broker non-votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2

70 2025 Proxy Statement	TransDigm Group Incorporated

Proposal Three
Approval, on an Advisory Basis, of the Compensation
of Our NEOs
Our executive compensation program is designed to motivate and reward exceptional performance. We believe that the compensation of our NEOs appropriately reflects and rewards their significant contributions to TransDigm’s strong performance over the long-term and short-term. In the past year or so, we have made several changes to our compensation in response to shareholder feedback, including:

No Discretionary Equity Awards
We heard feedback from our shareholders criticizing the use of discretionary option awards. As a result, we did not issue any discretionary equity awards in FY 2024, as further described above in Compensation Discussion and Analysis – 2024 NEO Compensation – 2024 Equity Based Incentives.

No Upward Discretion Used in Annual Cash Incentive
Our shareholders provided feedback that they would prefer for positive payout discretion not to be used on the Annual Cash Incentive for our NEOs. We did not utilize any positive payout discretion on these Annual Cash Incentives in response to this feedback.

Continued Enhancement of Our Investor Outreach Program	We continue to bolster our formal year-round shareholder engagement program, increasing the number of shareholder feedback meetings by almost 33% compared to FY 2023.
Increased Shareholder Responsiveness	We have taken actions in response to over 80% of feedback received from our shareholders.
Enhanced Compensation Program Disclosure
We continue to enhance the disclosure of our executive compensation program, including how our option compensation creates strong alignment between our NEOs and shareholders and additional details regarding the mechanics of our option grants.

Use of Refreshed Peer Group	We have implemented our new peer group which we believe is more reflective of our business.
Adoption of a Modified “Rule of 70” for Continued Vesting
We heard from our shareholders that they would prefer that the Company not use discretion in vesting the options of retiring NEOs. We adopted retirement vesting criteria that is more robust as it treats age and tenure more equitably by considering the sum of years of service and age.

TransDigm Group Incorporated	2025 Proxy Statement 71

Below is a timeline of executive compensation program enhancements that we have made in the past few years:
As required pursuant to Section 14A of the Exchange Act, the following proposal provides shareholders the opportunity to cast a Say-on-Pay vote by voting for or against the following resolution. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee expect to consider the results of the vote when making future compensation decisions for TransDigm’s NEOs.
“RESOLVED, that the shareholders approve the compensation of TransDigm’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement.”
The approval of NEO compensation is an advisory vote; however, the Board and the Compensation Committee will consider the affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the proposal as approval of the compensation paid to TransDigm’s NEOs. Say-on-Pay voting is conducted annually, and we expect to hold our next Say-on-Pay vote at our 2026 Annual Meeting of shareholders (the “2026 Annual Meeting”). Broker non-votes will not have a positive or negative effect on the outcome of the proposal because they are not entitled to vote on the proposal. Abstentions will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3

72 2025 Proxy Statement	TransDigm Group Incorporated

Other Matters
TransDigm knows of no other matters to be submitted to shareholders at the annual meeting, other than the proposals identified in this proxy statement. If any other matters properly come before shareholders at the annual meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

TransDigm Group Incorporated	2025 Proxy Statement 73

Other Information
This section includes information about stock ownership and other general information.
Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding the beneficial ownership of TransDigm common stock as of the record date, January 10, 2025, with respect to each person known to TransDigm to be a beneficial owner of more than five percent of the outstanding common stock.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership (#)	Percentage of Class (5) (%)

Capital International Investors(1) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	6,258,887	11.2%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	6,168,176	11.0%
BlackRock, Inc. (3) 50 Hudson Yards New York, NY 10001	3,919,980	7.0%
Capital World Investors (4) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	3,636,386	6.5%
(1)Information obtained from a Form 13F filed November 13, 2024 reporting holdings as of September 30, 2024. Capital International Investors has sole voting power over 6,256,517 shares.
(2)Information obtained from a Form 13F/A filed November 13, 2024 by The Vanguard Group Inc. reporting holdings as of September 30, 2024. The Vanguard Group, Inc. has shared voting power over 72,049 shares.
(3)Information obtained from a Schedule 13G/A filed by BlackRock, Inc. on November 8, 2024 and a Form 13F filed November 13, 2024. Black Rock, Inc. has sole voting power over 3,568,203 shares.
(4)Information obtained from a Form 13F filed by Capital World Investors on November 13, 2024. Capital World Investors has sole voting power over all shares.
(5)Percentage of ownership is based on 56,040,017 shares of common stock of TransDigm outstanding as of the record date, January 10, 2025.

74 2025 Proxy Statement	TransDigm Group Incorporated

Other Information
General Information Regarding the 2025 Annual Meeting
of Shareholders
Date & Time, Location, and Record Date

Date & Time Thursday, March 6, 2025 9:00 a.m., Eastern time	Location 1350 Euclid Avenue, Suite 1600 Cleveland, Ohio 44115	Record Date January 10, 2025
The record date for the annual meeting is January 10, 2025. Only shareholders of record as of the close of business on this date are entitled to vote at the annual meeting.
You are invited to vote on the proposals described in this proxy statement if you were a TransDigm shareholder on the record date.
TransDigm is soliciting proxies for use at the annual meeting, including any postponements or adjournments.
How do I Attend the Annual Meeting?
The annual meeting will be held at the TransDigm’s principal executive offices, 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115 on Thursday, March 6, 2025, at 9:00 a.m. Eastern time. For directions to the annual meeting, contact our Investor Relations department at 216-706-2945.
Only shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. If you hold your shares in “street name” (through a broker or other nominee), you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.
Even if you plan on attending the annual meeting, please vote in advance on the internet, by phone or by completing and returning your proxy card to ensure that your vote will be represented at the annual meeting.
How are Proxy Materials Delivered?
These proxy materials were first sent or made available to shareholders on January 24, 2025, and include:
•    The Notice of 2025 Annual Meeting of Shareholders
•    This proxy statement for the annual meeting
•    TransDigm’s Annual Report on Form 10-K for the year ended September 30, 2024
If you received printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the annual meeting.
TransDigm uses the internet as the primary means of furnishing proxy materials to shareholders. We are sending a Notice of Internet Availability of Proxy Materials to our shareholders with instructions on how to access the proxy materials online or request a printed copy of the materials.
Shareholders may follow the instructions in the Notice of Internet Availability of Proxy Materials to elect to receive future proxy materials in print by mail or electronically by email. We encourage shareholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce our printing and mailing costs.
Our proxy materials are also available at www.transdigm.com/investor-relations.

TransDigm Group Incorporated	2025 Proxy Statement 75

Other Information
Eliminating Duplicate Mailings
We have adopted a procedure called “householding” whereby we may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this proxy statement and the annual report to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings, reduces the volume of duplicate information shareholders receive and reduces printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon request, TransDigm will deliver promptly a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this proxy statement and the annual report to any shareholder that elects not to participate in householding. To receive, free of charge, a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this proxy statement or the annual report, or separate copies of any future notice, proxy statement, or annual report, you may write or call:
TransDigm Investor Relations
1350 Euclid Avenue, Suite 1600
Cleveland, Ohio 44115
Phone: (216) 706-2945
Email: ir@transdigm.com
If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.
How Many Votes Must be Present in Order to Hold the Annual Meeting?
Holders of a majority of the shares entitled to vote at the annual meeting must be present at the annual meeting or represented by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you have properly voted by proxy prior to the annual meeting or you are entitled to vote and present at the annual meeting. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. If a quorum is not present, we may propose to adjourn the annual meeting and reconvene at a later date.
Who Pays for This Proxy Solicitation?
TransDigm is paying the costs of the solicitation of proxies. We have retained Okapi Partners LLC to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners of shares for the annual meeting. We have agreed to pay Okapi Partners LLC a fee of approximately $26,000 plus out-of-pocket expenses. In addition to solicitations by mail, the proxy solicitor and directors, officers, and employees of TransDigm and its subsidiaries, without additional compensation, may solicit proxies on TransDigm’s behalf in person, by phone, or by electronic communication.
Who is Entitled to Vote at the Annual Meeting?
Each share of TransDigm common stock is entitled to one vote on each proposal. Only “shareholders of record” as of the close of business on the record date are entitled to vote at the annual meeting. As of the record date, there were 56,040,017 shares of TransDigm common stock issued and outstanding. In addition to shareholders of record of TransDigm common stock, “beneficial owners of shares held in street name” as of the record date can vote using the methods described below.
Shareholders of Record. If your shares are registered directly in your name with TransDigm’s transfer agent, Computershare Trust Company, N.A., you are the shareholder of record with respect to those shares.
Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a bank, broker, or other organization, then you are the “beneficial owner of shares held in street name.” As a beneficial owner, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual shareholders are beneficial owners of shares held in street name.

76 2025 Proxy Statement	TransDigm Group Incorporated

Other Information
How Can I Vote My Shares?
There are three ways to vote:
•    Online Prior to the Annual Meeting. If you are a shareholder of record, you may vote by proxy by visiting www.proxyvote.com and entering the control number found in your Notice of Internet Availability or proxy card. If you are a beneficial owner of shares held in street name, the availability of online voting may depend on the voting procedures of the organization that holds your shares. Your internet vote must be received by 11:59 p.m. Eastern time on Wednesday, March 5, 2025.
•    Phone. If you are a shareholder of record, you may vote by proxy by calling 1-800-690-6903. You will need the control number found in your Notice of Internet Availability or proxy card. If you are a beneficial owner of shares held in street name, the availability of telephone voting may depend on the voting procedures of the organization that holds your shares. Your telephone vote must be received by 11:59 p.m. Eastern time on Wednesday, March 5, 2025.
•    Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided. If you are a beneficial owner of shares held in street name, you should complete the voting instruction card provided to you by your broker or nominee.
All shares represented by valid proxies received prior to the taking of the vote at the annual meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions. Even if you plan on attending the annual meeting, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the annual meeting.
What Can I do if I Change My Mind After I Vote?
If you give a proxy, you may revoke it at any time by giving written notice to TransDigm at its principal address, by submitting a later dated proxy or by giving notice at the annual meeting. Your presence at the annual meeting, without any further action, will not revoke your previously granted proxy.
What Happens if I Return my Proxy but Fail to Vote on Each Proposal?
Shareholders of Record. If you are a shareholder of record and you indicate when voting online or by phone that you wish to vote as recommended by the Board or you sign and return a proxy statement without giving specific voting instructions then the persons named as proxy holders, Sarah L. Wynne and Kevin M. Stein, will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the annual meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2025) is a routine matter. A broker or other nominee may generally vote in their discretion on routine matters and therefore no broker non-votes are expected in connection with Proposal 2. Proposal 1 (the election of ten director nominees to our Board of Directors) and Proposal 3 (approval, on an advisory basis, of the compensation of our NEOs) are non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposals 1 and 3.

TransDigm Group Incorporated	2025 Proxy Statement 77

Delinquent Section 16(a)
Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons beneficially holding more than 10% of the Company’s outstanding common shares to file statements reporting their initial beneficial ownership of common shares, and any subsequent changes in beneficial ownership, with the SEC by specified due dates that have been established by the SEC. Based solely upon the Company’s review of (a) Section 16(a) statements filed on behalf of these persons for their respective transactions during the Company’s 2024 fiscal year and (b) representations received from these persons that no other Section 16(a) statements were required to be filed by them for their respective transactions during the Company’s 2024 fiscal year, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers and persons beneficially holding more than 10% of the Company’s outstanding common shares were complied with during the Company’s 2024 fiscal year, except for the following: Michael Graff filed one late Form 4 reporting one disposition by gift; Michele L. Santana filed one late Form 4 reporting ten sales transactions (covering a total of 10 shares) and 11 purchase transactions (covering a total of 30 shares); and Sean P. Hennessy filed two late Form 4s, one reporting five acquisitions (covering a total of 10.09 shares), and the other reporting two dispositions by gift.

78 2025 Proxy Statement	TransDigm Group Incorporated

Shareholder Proposals
for the 2026 Annual Meeting
Shareholder Proposal for Inclusion in the Proxy Statement
If a shareholder wants to submit, in accordance with SEC Rule 14a-8, a proposal for inclusion in our proxy statement and form of proxy for presentation at TransDigm’s 2026 Annual Meeting, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by TransDigm at our principal executive offices at the address below by September 26, 2025.
Shareholder Proposal Not Included in the Proxy Statement
If a shareholder wants to propose any matter for consideration of the shareholders at the 2026 Annual Meeting other than a matter brought pursuant to SEC Rule 14a-8, our Bylaws require the shareholder to notify our Secretary in writing at TransDigm’s principal executive offices between December 6, 2025 to January 5, 2026. If a shareholder submits such a proposal after January 5, 2026, the presiding officer at the 2026 Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after January 5, 2026, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without discussing the proposal in our proxy materials.
Director Nomination for Inclusion in the Proxy Statement
TransDigm’s Bylaws provide proxy access to eligible shareholders. The proxy access bylaw provides that a shareholder, or group of up to 20 shareholders, that owns 3% or more of TransDigm’s outstanding common stock continuously for at least three years may submit director nominees for up to the greater of two directors or 20% of the Board seats provided that the shareholder and nominees satisfy the requirements specified in Article III, Section 4 of our Bylaws (a “proxy access director nomination”). A shareholder’s notice of a proxy access director nomination must be delivered to TransDigm at its principal executive offices between August 27, 2025 to September 26, 2025.
Director Nominations Not Included in Proxy Statement
If a shareholder does not meet the requirements for a proxy access director nomination, the shareholder may still nominate a director if the shareholder complies with certain procedures set forth in TransDigm’s Bylaws. These procedures provide that nominations for director must be submitted in writing to the Secretary of TransDigm at its principal executive offices. TransDigm must receive the notice of a shareholder’s intention to introduce a nomination at TransDigm’s 2026 Annual Meeting between November 6, 2025 to December 6, 2025. If a shareholder makes a director nomination that meets the requirements of the Bylaws but is not a proxy access director nomination, that nomination will not be discussed in our proxy materials.
The specific requirements and procedures for shareholder proposals, director nominations, and proxy access director nominations are set forth in our Bylaws. TransDigm reserves the right to reject, rule out of order, or to take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.
In addition to satisfying the requirements under TransDigm’s Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than TransDigm’s nominees must provide notice that sets forth any additional information required by SEC Rule 14a-19 under the Exchange Act (including a statement that such shareholder intends to solicit the holders of common stock representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees) no later than January 5, 2026.
Notices of intention to present proposals, nominate directors, or solicit proxies at the 2026 Annual Meeting, and all supporting materials required by our Bylaws, must be submitted to our principal executive offices c/o Secretary.

TransDigm Group Incorporated	2025 Proxy Statement 79

Appendix A
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined margin, Adjusted Net Income and Adjusted Earnings Per Share are non-GAAP financial measures presented in this proxy statement as supplemental disclosures to income from continuing operations and reported results. TransDigm Group defines “EBITDA” as earnings before interest, taxes, depreciation and amortization, and defines “EBITDA As Defined” as EBITDA plus certain non-operating items recorded as corporate expenses, including non-cash compensation charges incurred in connection with TransDigm Group's stock incentive or deferred compensation plans, foreign currency gains and losses, acquisition-integration costs, acquisition and divestiture transaction-related expenses, and refinancing costs. Acquisition and divestiture-related costs represent accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into the Company’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs for both acquisitions and divestitures comprising deal fees; legal, financial and tax diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments. TransDigm Group defines “Adjusted Net Income” as income from continuing operations plus purchase accounting backlog amortization expense, effects from the sale on businesses, non-cash compensation charges incurred in connection with TransDigm Group's stock incentive or deferred compensation plans, foreign currency gains and losses, acquisition-integration costs, acquisition and divestiture transaction-related expenses, and refinancing costs. “EBITDA As Defined margin” represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines “Adjusted Earnings Per Share” as Adjusted Net Income divided by the total outstanding shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined, EBITDA As Defined margin, Adjusted Net Income and Adjusted Earnings Per Share, please see the attached “Reconciliations of Non-GAAP Measures to Most Directly Comparable U.S. GAAP Measures.”
TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses Adjusted Net Income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined margin, Adjusted Net Income or Adjusted Earnings Per Share is a measurement of financial performance under U.S. GAAP and such financial measures should not be considered as an alternative to income from continuing operations, income from operations, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with U.S. GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:
1.neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements, necessary to service interest payments on our indebtedness;
2.although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;
3.the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;
4.neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and
5.EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

TransDigm Group Incorporated	2025 Proxy Statement A-1

Reconciliations of Non-GAAP Measures to Most Directly Comparable U.S. GAAP Measures

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA AND EBITDA AS DEFINED
	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
	($) (in millions)

Net sales	$52	$57	$63	$78	$111	$131	$151	$201	$249	$293	$301	$374	$435	$593	$714

Income (loss) from continuing operations	$(5)	$—	$1	$3	$14	$(17)	$11	$14	$31	$(76)	$14	$35	$25	$89	$133
Depreciation and amortization expense	7	7	7	6	7	6	7	9	13	10	18	17	16	24	25
Interest expense, net	5	5	5	3	3	23	28	32	37	43	75	80	77	92	93
Income tax provision (benefit)	(2)	—	2	5	13	(2)	8	9	17	(45)	6	23	16	53	74
Warrant put value adjustment	1	1	2	5	7	—	—	—	—	—	—	—	—	—	—
Extraordinary item	—	—	—	2	—	—	—	—	—	—	—	—	—	—	—
EBITDA	6	13	17	24	44	10	54	64	98	(68)	113	155	134	258	325

Merger expense	—	—	—	—	—	40	—	—	—	176	—	—	—	—	—
Refinancing costs	—	—	—	—	—	—	—	—	—	—	—	—	49	—	—
Acquisition and divestiture transaction-related costs	4	—	—	1	—	1	—	8	—	15	20	2	1	9	2
Non-cash compensation and deferred compensation costs	—	—	—	—	—	—	—	—	—	1	6	7	1	6	6
One-time special bonus	—	—	—	—	—	—	—	—	—	—	—	—	6	—	—
COVID-19 pandemic restructuring costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Gain on sale of businesses	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Public offering costs	—	—	—	—	—	—	—	—	—	—	—	—	3	2	—
EBITDA As Defined	$10	$13	$17	$25	$44	$51	$54	$72	$98	$124	$139	$164	$194	$275	$333
EBITDA As Defined Margin	19.2%	22.8%	27.0%	32.1%	39.6%	38.9%	35.8%	35.8%	39.4%	42.3%	46.2%	43.9%	44.6%	46.4%	46.6%

TransDigm Group Incorporated	2025 Proxy Statement A-2

Reconciliations of Non-GAAP Measures to Most Directly Comparable U.S. GAAP Measures (Cont.)

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA AND EBITDA AS DEFINED
	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($) (in millions)

Net sales	$762	$828	$1,206	$1,700	$1,924	$2,373	$2,707	$3,171	$3,504	$3,811	$5,223	$5,103	$4,798	$5,429	$6,585	$7,940

Income (loss) from continuing operations	$163	$163	$152	$325	$303	$307	$447	$586	$629	$962	$841	$653	$681	$866	$1,299	$1,715
Depreciation and amortization expense	28	30	61	68	73	96	94	122	141	129	226	283	253	253	268	312
Interest expense, net	84	112	185	212	271	348	419	484	602	663	859	1,029	1,059	1,076	1,164	1,286
Income tax provision (benefit)	88	88	77	163	146	142	189	182	209	24	222	87	34	261	417	500
Warrant put value adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Extraordinary item	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
EBITDA	363	393	475	768	793	893	1,149	1,374	1,581	1,778	2,148	2,052	2,027	2,456	3,148	3,813

Merger expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Refinancing costs	—	—	72	—	30	132	18	16	40	6	3	28	37	1	56	58
Acquisition and divestiture transaction-related costs	6	12	30	19	26	21	37	57	31	29	169	31	35	18	18	70
Non-cash compensation and deferred compensation costs	6	7	13	22	49	26	32	48	46	59	93	93	130	184	157	217
One-time special bonus	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
COVID-19 pandemic restructuring costs	—	—	—	—	—	—	—	—	—	—	—	54	40	—	—	—
Gain on sale of businesses	—	—	—	—	—	—	—	—	—	—	—	—	(69)	(7)	—	—
Other	—	—	—	—	2	1	(2)	—	13	5	6	20	(11)	(6)	16	15
Public offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
EBITDA As Defined	$375	$412	$590	$809	$900	$1,073	$1,234	$1,495	$1,711	$1,877	$2,419	$2,278	$2,189	$2,646	$3,395	$4,173
EBITDA As Defined Margin	49.2%	49.8%	48.9%	47.6%	46.8%	45.2%	45.6%	47.1%	48.8%	49.3%	46.3%	44.6%	45.6%	48.7%	51.6%	52.6%

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
												2020	2021	2022	2023	2024
												($) (in millions)

Income from continuing operations												$653	$681	$866	$1,299	$1,715
Gross adjustments from EBITDA to EBITDA As Defined												226	162	190	247	360
Purchase accounting backlog amortization												53	11	7	4	13
Tax adjustment												(103)	(146)	(65)	(73)	(122)

Adjusted Net Income												$829	$708	$998	$1,477	$1,966

Weighted-average shares outstanding under the two-class method												57.3	58.4	58.2	57.2	57.8

Adjusted Earnings Per Share												$14.47	$12.13	$17.14	$25.84	$33.99

TransDigm Group Incorporated	2025 Proxy Statement A-3

TRANSDIGM GROUP INC.

TRANSDIGM GROUP INCORPORATED
1350 EUCLID AVENUE, STE 1600
CLEVELAND, OH 44115

SCAN TO VIEW MATERIALS & VOTE

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRANSDIGM GROUP INCORPORATED

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Ten Director Nominees to our Board of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David A. Barr
02) Jane M. Cronin
03) Michael Graff
04) Sean P. Hennessy
05) W. Nicholas Howley
06) Gary E. McCullough
07) Michele L. Santana
08) Robert J. Small
09) Kevin M. Stein
10) Jorge L. Valladares III

The Board of Directors recommends you vote FOR Proposals 2 and 3.

NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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TRANSDIGM GROUP INCORPORATED
Annual Meeting of Shareholders
March 6, 2025 9:00 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kevin M. Stein and Sarah L. Wynne, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 10, 2025 at the Annual Meeting of Shareholders to be held at 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio, 44115, on March 6, 2025, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated January 24, 2025 is hereby acknowledged.

If no instructions are given, the proxies will vote to elect each of the ten director nominees listed in "Election of Directors" in Proposal 1, will vote "FOR" Proposal 2 (ratification of the appointment of the independent registered public accounting firm), and will vote "FOR" Proposal 3 (approval, on an advisory basis, of the compensation of our named executive officers).

Continued and to be signed on reverse side

k

Your **Vote** Counts!

TRANSDIGM GROUP INCORPORATED

2025 Annual Meeting
Vote by March 5, 2025
11:59 PM ET

TRANSDIGM GROUP INC.

TRANSDIGM GROUP INCORPORATED
1350 EUCLID AVENUE, STE 1600
CLEVELAND, OH 44115

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You invested in TRANSDIGM GROUP INCORPORATED and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on March 6, 2025.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to February 20, 2025. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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Vote in Person at the Meeting*

March 6, 2025
9:00 AM ET

1350 Euclid Avenue
Suite 1600
Cleveland, Ohio 44115

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

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THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Ten Director Nominees to our Board of Directors **Nominees:** 01) David A. Barr 02) Jane M. Cronin 03) Michael Graff 04) Sean P. Hennessy 05) W. Nicholas Howley 06) Gary E. McCullough 07) Michele L. Santana 08) Robert J. Small 09) Kevin M. Stein 10) Jorge L. Valladares III	For
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2025.	For
3. Approval, on an advisory basis, of the compensation of our named executive officers.	For
NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.	

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